As filed with the Securities and Exchange Commission on January 31, 2007

An Exhibit List can be found on page 80.

Registration No. 333-127199

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Post-Effective Amendment No. 1)

GREAT AMERICAN FAMILY PARKS, INC.

(Name of small business issuer in its charter)

Nevada	7900	91-0626756
(State or other Jurisdiction	(Primary Standard Industrial	I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

3420 Ocean Park Boulevard, Suite 3000

Santa Monica CA 90405

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant's Principal Executive Offices)

Larry L. Eastland, President and CEO

3420 Ocean Park Boulevard, Suite 3000

Santa Monica CA 90405

(310) 450-9100

 (Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With Copies to:

Richard A. Friedman, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

Tel: (212) 930-9700

Fax: (212) 930-9725

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE (1)

TITLE OF EACH CLASS OF		PROPOSED	PROPOSED	AMOUNT OF
SECURITIES TO	AMOUNT TO BE	MAXIMUM OFFERING	MAXIMUM AGGREGATE	REGISTRATION
BE REGISTERED	REGISTERED	PRICE PER UNIT(1)	OFFERING PRICE(1)	FEE

Common Stock, no par value	12,844,000(2)	$0.16	$2,055,040	$219.89

Common Stock, no par value	14,300,000(3)	$0.16	$2,288,000	$244.81

Common Stock, no par value	42,000(4)	$0.16	$6,720	$0.72

TOTAL	27,186,000			$465.42

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Bulletin Board on January 11, 2007.

(2) Represents shares of common stock issued to certain of the selling stockholders pursuant to (i) our September 2004 private placement and (ii) our June 2005 private placement. The Company’s September 2004 and June 2005 private placements, which account for the majority of the shares being registered in the registration statement.

(3) Represents shares of common stock underlying warrants issued to certain of the selling stockholders pursuant to (i) our September 2004 private placement and (ii) our June 2005 private placement. The Company’s September 2004 and June 2005 private placements, which account for the majority of the shares being registered in the registration statement.

(4) Represents shares of common stock issued to certain of the selling stockholders pursuant to Agreements for services.

EXPLANATORY NOTE

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK.  RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 FILED ON AUGUST 8, 2005.  IN ACCORDANCE WITH THE PURCHASE AGREEMENTS ENTERED WITH EACH OF OUR INVESTORS, WE ARE OBLIGATED TO MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT FOR A SPECIFIC PERIOD OF TIME.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED January 31, 2007

Great American Family Parks, Inc.

27,186,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of 27,186,000 shares of our common stock, including 14,300,000 shares issuable upon the exercise of warrants. We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders. However, we will receive proceeds from the exercise of any warrants by the selling stockholders.

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "GFAM." The last reported sales price per share of our common stock as reported by the OTCBB on January 11, 2007 was $0.16.

The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on the OTC Bulletin Board at prevailing market prices or privately negotiated prices.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

The total number of shares sold herewith includes the following shares owned by or to be issued to the selling stockholders:

•

12,844,000 shares of common stock issued to investors who participated to our June 2005 and September 2004 private placements;

•

12,844,000 shares of common stock underlying warrants issued to investors who participated in our June 2005 and September 2004 private placements;

•

1,456,000 warrants issued to First Montauk Securities Corp., the placement agent for our June 2005 and September 2004 private placements, and employees of First Montauk, as compensation for placement agent services;

•

42,000 shares of our common stock issued to Mark Wachs & Associates pursuant to a public relations consulting agreement.

With the exception of First Montauk, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

 SEE "RISK FACTORS" BEGINNING ON PAGE 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2007.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Great American Family Parks, Inc., with the Securities and Exchange Commission. The Selling Stockholder may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5

RISK FACTORS	8

USE OF PROCEEDS	17

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18

DESCRIPTION OF BUSINESS	14

MANAGEMENT	23

EXECUTIVE COMPENSATION	26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28

DESCRIPTION OF SECURITIES	29

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29

SELLING STOCKHOLDERS	29

PLAN OF DISTRIBUTION	40

LEGAL MATTERS	43

EXPERTS	43

AVAILABLE INFORMATION	43

FINANCIAL STATEMENT INDEX	44

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS	77

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS	77

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS	77

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	78

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES	78

ITEM 27. EXHIBITS	80

UNDERTAKINGS	82

SIGNATURES	83

 PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

 GREAT AMERICAN FAMILY PARKS, INC.

Great American Family Parks is in the business of acquiring, developing and operating regional theme parks in the U.S. and internationally. We plan to acquire or build a family of parks primarily through acquisitions of small regional privately owned parks.  Our goal is to develop a series of compatible, but distinct entertainment and amusement products including themed amusement parks, associated products, food and beverage, and multimedia offerings.  The implementation of this strategy has begun with themed amusement parks and attractions.  Our business plan is to acquire existing properties or add venues to existing properties.

Great American Family Parks currently owns and operates the Wild Animal Safari theme park in Pine Mountain, Georgia.

Our principal executive offices are located at 3420 Ocean Park Boulevard, Suite 3000, Santa Monica, CA 90405 and our telephone number is (310) 450-9100. We are incorporated in the State of Nevada.

The Offering

Common stock offered by selling stockholders	27,186,000 shares, including
14,300,000 shares issuable upon the exercise
of common stock purchase warrants, assuming
full exercise of the warrants. This number
represents 52.5% of the total number of
shares to be outstanding following this
offering assuming the exercise of all
securities being registered.

Common stock to be outstanding after the offering	51,726,537 shares

Use of proceeds.	We will not receive any proceeds from the sale
of the common stock. However, we will receive
the exercise price of any common stock we issue to
the selling stockholders upon exercise of the
warrants. We expect to use the proceeds
received from the exercise of their
warrants, if any, for general working capital
purposes.

OTCBB Symbol	GFAM

Forward-Looking Statements

This prospectus contains forward-looking  statements that address,  among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional  revenue  sources. The forward-looking  statements are based on our current expectations and are subject to risks,  uncertainties and  assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, fluctuations in currency exchange rates or interest rates, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

The above information regarding common stock to be outstanding after the offering is based on 51,726,537 shares of common stock outstanding as of  January 22, 2007 and assumes the subsequent issuance of common stock to the selling stockholders and exercise of warrants by our selling stockholders.

SIGNIFICANT TRANSACTIONS

Disposition of Crossroads Convenience Center

On October 31, 2006, Crossroads Convenience Center LLC (“Crossroads or Seller”), a wholly-owned subsidiary of Great American Family Parks, Inc. (“Great American” or the “Company”), entered into an asset purchase agreement (the “Agreement”) with Idaho Center Chevron, Inc. (“Idaho Center or Buyer”) pursuant to which Idaho Center purchased the business and assets of the convenience center business owned by Crossroads, other than real estate. Such assets consist of the fuel and retail facility located next to The Idaho Center, a regional entertainment complex in the Boise, Idaho metropolitan area, as well as all of the property owned or leased by the Company that is used in connection with the business.

The purchase price for the assets is $600,000, consisting of $300,000 in cash and a secured conditional promissory note in the amount of $300,000 (the “Note”). The Note has a term of five years and bears interest at the rate of eight percent per annum. The Note is issued jointly by the Buyer and Richard Swensen and is secured by 300,000 shares of common stock of the Company owned by Mr. Swensen, 270,000 shares of which were delivered at closing and an additional 30,000 shares of which are required to be delivered within two weeks of closing. Seller may sell the stock at any time to cover the Note.

The Agreement also included an option to purchase the real property owned by Crossroads located at 5950 East Franklin Road in Nampa, Canyon County, Idaho for a purchase price of approximately $2,400,000. On January 5, 2007, the Company completed the sale of the real property, receiving net proceeds of $1,348,186.41.

Resignation of Director

On December 19, 2006, Dale Van Voorhis resigned as a director of Great American Family Parks, Inc. and as Chairman of the audit committee of the Board of Directors.  Mr. Van Voorhis will remain as president of GFAM Management Corp., a wholly-owned subsidiary which manages the Company’s properties. There was no disagreement between Mr. Van Voorhis and the Company which led to his resignation as director.

June 2005 Private Placement

On June 24, 2005, we completed a private placement pursuant to which we sold and issued 11,128,000 shares of common stock and common stock purchase warrants to purchase 11,128,000 shares of our common stock to certain purchasers who are a party to the Subscription Agreement for an aggregate purchase price of $3,338,400. The proceeds were used to complete our acquisition of the assets of Ron Snider & Associates, Inc. doing business as Wild Animal Safari or Pine Mountain Wild Animal Park, as described below.

The warrants are exercisable from June 24, 2005 until June 23, 2010 for up to 11,128,000 shares of common stock at an exercise price of $.35 per share, subject to certain adjustments and protections.

First Montauk Securities Corp. acted as selling agent in connection with the offering. We issued a total of 1,112,800 warrants on June 24, 2005 to the First Montauk Securities Corp. and affiliated individuals and First Montauk Securities Corp. received gross fees of $433,992, as consideration for services performed in connection with the private placement. First Montauk is an "underwriter" within the meaning of the Securities Act of 1933.

The issuance of the shares and the warrants was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Investors that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

Acquisition of the Assets of Ron Snider & Associates, doing business as Wild Animal Safari or Pine Mountain Wild Animal Park

On June 13, 2005, we completed our acquisition of Pine Mountain Wild Animal Park located in Pine Mountain, Georgia. The purchase was for the assets of Ron Snider & Associates, Inc., which operated under the name of Pine Mountain Wild Animal Park, and was also generally known as Wild Animal Safari. At closing, we paid $350,000 in cash and a promissory note for $350,000. We also entered into a Real Estate Purchase agreement for the underlying land and all buildings, improvements and fixtures of the park for $4,000,000.

September 2004 Private Placement

On September 28, 2004, we completed a private placement pursuant to which we sold and issued 1,716,000 shares of common stock and common stock purchase warrants to purchase 1,716,000 shares of our common stock to certain purchasers who are a party to the Unit Purchase Agreement for an aggregate purchase price of $429,000.

The warrants are exercisable from September 28, 2004 until September 27, 2009 for up to 1,716,000 shares of common stock at an exercise price of $.30 per share, subject to certain adjustments and protections.

First Montauk Securities Corp. acted as selling agent in connection with the offering. We issued a total of 343,200 warrants to the First Montauk Securities Corp. and affiliated individuals and First Montauk Securities Corp. received gross fees of $55,770 as consideration for services performed in connection with the issuance of the common shares and warrants to the purchasers pursuant to the Unit Purchase Agreement. First Montauk Securities Corp. has no obligation to buy any common shares from us. In addition, we have agreed to indemnify First Montauk Securities Corp. and other persons against specific liabilities under the Securities Act of 1933, as amended. First Montauk is an "underwriter" within the meaning of the Securities Act of 1933.

The issuance of the shares and the warrants was exempt from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Securities Act and Regulation D promulgated thereunder based upon the representations of each of the Investors that it was an "accredited investor" (as defined under Rule 501 of Regulation D) and that it was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted in connection with the sale of the securities.

Share Exchange Agreement between Great Western Parks LLC and Royal Pacific Resources, Inc.

On December 19, 2003, Royal Pacific Resources, Inc. acquired the assets of Great Western Parks, LLC, including the Crossroads Convenience Center, pursuant to a Share Exchange Agreement that resulted in our current management assuming control and changing the corporate name to Great American Family Parks, Inc.

 SUMMARY SELECTED FINANCIAL DATA

(In thousands of U.S. dollars, except share and per share data)

The summary financial data set forth below has been derived from our audited and unaudited financial statements included in this prospectus. For a more detailed discussion of our businesses you should refer to the overview section in Management's Discussion and Analysis.

The summary historical financial data of our parent corporation and subsidiary for each of the years ended 2006 and 2005 and as of June 30, 2006 and 2005 has been derived from their audited and unaudited financial statements.

The summary pro forma combined condensed statement of operations and balance sheet information has been derived from the unaudited pro forma combined condensed statement of operations included elsewhere in this prospectus. The pro forma adjustments are based upon estimates and certain assumptions that management believes are reasonable in the circumstances. The summary pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisition of the assets of Ron Snider & Associates actually been consummated on January 1, 2005 and do not purport to indicate results of operations as of any future date or for any future period.

The following data should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Statement Of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of our parent company and our subsidiary included elsewhere in this prospectus.

Because the following is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements from which this information was derived and their explanatory notes and Management's Discussion and Analysis, before making an investment decision.

I. Great American Family Parks, Inc.
	Year ended December 31,		Nine months ended September 30,
	2005	2004	2006	2005
Statement of Operations Data:
Revenues	$6,978,066	$4,610,452	$8,185,073	5,269,012
Gross Profit	1,337,241	589,205	2,144,756	1,017,287
Net Profit (Loss)	(827,617)	(280,406)	(216,940)	(490,247)

	Year ended December 31,		Nine months ended September 30,
	2005		2006
Balance Sheet Data:
Working Capital	(386,676)		(473,144)
Long Term Liabilities	2,947,273		2,893,504
Total Current Liabilities	617,075		860,858
Total Shareholder's Equity	6,072,515		6,158,732

RISK FACTORS

If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following risk factors, the information contained in this prospectus and the other information to which we have referred you. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Factors Relating to Our Business:

We May Never Become Profitable Nor Continue As A Going Concern Because We Have Had Losses Since Our Inception.

As indicated in the audit opinions contained in our financial statements that are part of this prospectus, we may never become profitable nor continue as a going concern because we have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended December 31, 2005 and 2004, we had a net loss of $(827,617) and $(280,406), respectively. We expect to continue to incur significant expenses. Our operating expenses have outpaced and may continue to outpace revenues, which could result in significant losses in the near term. We may never be able to reduce these losses, which would require us to seek additional debt or equity financing. If such financing is obtained our existing shareholders may experience significant additional dilution.

We intend to continue the development of our business interests. However, we have insufficient working capital necessary to be successful in this effort, which raises substantial doubt about our ability to continue as a going concern. We have a negative current working capital, which indicates an inability to operate for the coming year. However, our major source of income is from cash sales, which will provide sufficient cash flow to service our current debt. We will need additional funding to acquire the new assets contemplated in the future. During the second quarter of 2005 we received additional funding through a private placement of our common stock. We will seek additional equity and debt financing in order to be in a position to take advantage of opportunities for the purchase of additional theme parks. We will be able to operate our divisions for the coming year from the proceeds of cash sales even if the funding necessary to complete additional proposed acquisitions fails.

We Have A Limited Operating History Which Is Based Solely Upon Our Retail Facility; We Have Only Recently Begun to Operate a Theme Park Which is Our Intended Business Plan.

We have a limited operating history based solely upon our retail facility, and our financial health will be subject to all the risks inherent in the establishment of a new business enterprise. We have been officially operating under our current business plan of acquiring theme parks since 2003, when we reached a preliminary agreement to purchase Wild Animal Safari. Subsequently in 2003, our current management gained control of Royal Pacific Resources and changed its name to Great American Family Parks. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which we will operate. Our success is dependent upon the successful financing and development of our business plan. No assurance of success is offered. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation. Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations. Even though the principal executives of our GFAM Management Corporation subsidiary and our Wild Animal Safari, Inc. subsidiary each have approximately 35 years of experience in the theme park industry, we can give no assurance we can or will ever operate profitably as a company as a whole.

We May Not Identify or Complete Acquisitions in a Timely, Cost-Effective Manner, If At All.

Our business plan is predicated upon the acquisition of additional local or regional theme parks and attractions. However, there can be no assurance that we will be successful in acquiring and operating additional local or regional theme parks and attractions. Competition for acquisition opportunities in the theme park industry is intense as there is a limited number of parks within the United States and Canada that could reasonably qualify as acquisition targets for us. Our acquisition strategy is dependent upon, among other things, our ability to: identify acquisition opportunities; obtain debt and equity financing; and obtain necessary regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to successfully identify acquisition targets or obtain the necessary financing or regulatory approvals, including but not limited to those arising under federal and state antitrust and environmental laws.

We May Be Unable To Effectively Manage Our Growth or Implement Our Expansion Strategy.

Our acquisition strategy is subject to related risks, including pressure on our management and on our internal systems and controls. Our planned growth will require us to invest in new, and improve our existing, operational, technological and financial systems and to expand, train and retain our employee base. Our failure to effectively manage our growth could have a material adverse effect on our future financial condition.

Significant Amounts of Additional Financing May Be Necessary For the Implementation of Our Business Plan.

Great American Family Parks may require additional debt and equity financing to pursue its acquisition strategy. Given its limited operating history and existing losses, there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to curtail substantially our expansion plans. Furthermore, the issuance by us of any additional securities and the exercise of Warrants which might arise under any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

A Downturn In Economic Conditions Could Adversely Affect Our Business.

The theme park industry typically relies upon the expenditure of consumer discretionary income. A significant downturn in the United States or global economy or any other uncertainties regarding future economic prospects could affect consumer-spending habits, which would have a material adverse impact on our operations and financial results. Some of the factors that may have an adverse impact on our theme park operations include an increase in the price of fuel, an increase in the price of admission to our theme park, an increase security costs, and a decrease in the distance families are willing to travel for entertainment.

A Variety of Factors Beyond Our Control Could Adversely Impact Attendance at Our Venues and Thus Our Operating Results.

The success of our Wild Animal Safari theme park and Crossroads Convenience Center complex is dependent upon attracting large numbers of visitors on a continual basis. A variety of actual or projected events could reduce the number of visitors at our venues and harm our operating results, including but not limited to the following:

•	Inclement weather and forecasts thereof;

•	Natural disasters and forecasts thereof;

•	Human or animal borne disease and threats thereof;

•	Terrorist attacks and threats thereof;

•	Accidents occurring or almost occurring at our venues or at competing venues;

•	Actual or attempted security breaches at our venues or at competing venues;

•	An economic downturn and projections thereof;

•	Fuel price increases and projections thereof;

•	Airline ticket price increases and forecasts thereof;

•	Disruptions in air travel and threats thereof;

•	Competition from numerous theme park and entertainment alternatives.

The Theme Park Industry is Highly Competitive and We May Be Unable to Compete Effectively.

The theme park industry is highly competitive, highly fragmented, rapidly evolving, and subject to technological change and intense marketing by providers with similar products. One of our competitors for attracting general recreation dollars, Callaway Gardens, is located within five miles of our Wild Animal Safari Park. Many of our current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we have. In the event that such a competitor expends significant sales and marketing resources in one or several markets we may not be able to compete successfully in such markets. Great American Family Parks believes that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce costs commensurate with such price reductions. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar products offered or proposed to be offered by us. If our competitors were to provide better and more cost effective products, our business could be materially and adversely affected.

We Face Strong Competition From Numerous Entertainment Alternatives.

In addition to competing with other themed and amusement parks, our venues compete with other types of recreational venues and entertainment alternatives, including but not limited to movies, sports attractions, vacation travel and video games. There can be no assurance that we will successfully differentiate ourselves from these entertainment alternatives or that consumers will consider our entertainment offerings to be more appealing than those of our competitors. The development of technology-based entertainment has provided families with a wider selection of entertainment alternatives close to or in their homes, including home entertainment units, online gaming, and video game parlors. In addition, traditional theme parks have been able to reduce the cost and increase the variety of their attractions by implementing technologies that cannot be readily incorporated by a wild animal park such as Wild Animal Safari.

Our Insurance Coverage May Not Be Adequate To Cover All Possible Losses That We Could Suffer, and Our Insurance Costs May Increase.

Companies engaged in the theme park business may be sued for substantial damages in the event of an actual or alleged accident. An accident occurring at our parks or at competing parks may reduce attendance, increase insurance premiums, and negatively impact our operating results. Wild Animal Safari contains a drive-through, safari style animal park, and there are inherent risks associated with allowing the public to interact with animals. Although we carry liability insurance to cover this risk, there can be no assurance that our coverage will be adequate to cover liabilities, or that we will be able to afford or obtain adequate coverage should a catastrophic incident occur.

Great American Family Parks currently has $6,000,000 of liability insurance through its Wild Animal Safari, Inc. subsidiary. We will continue to use reasonable commercial efforts to maintain policies of liability, fire and casualty insurance sufficient to provide reasonable coverage for risks arising from accidents, fire, weather, other acts of God, and other potential casualties. There can be no assurance that we will be able to obtain adequate levels of insurance to protect against suits and judgments in connection with accidents or other disasters that may occur in our theme parks.

Our Ownership of Real Property Subjects Us to Environmental Regulation, Which Creates Uncertainty Regarding Future Environmental Expenditures and Liabilities.

We may be required to incur costs to comply with environmental requirements, such as those relating to discharges to air, water and land; the handling and disposal of solid and hazardous waste; and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements we may be required to investigate and clean up hazardous or toxic substances or chemical releases at one of our properties. As an owner or operator, we could also be held responsible to a governmental entity or third party for property damage, personal injury and investigation and cleanup costs incurred by them in connection with any contamination. Environmental laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use our property. We are not currently aware of any material environmental risks regarding our properties. However, we may be required to incur costs to remediate potential environmental hazards or to mitigate environmental risks in the future.

The Suspension or Termination of Any of our Business Licenses May Have A Negative Impact On Our Business

We maintain a variety of standard business licenses issued by federal, state and city government agencies that are renewable on a periodic basis. We cannot guarantee that we will be successful in renewing all of our licenses on a periodic basis. The suspension, termination or expiration of one or more of these licenses could have a significant adverse affect on our revenues and profits. In addition, any changes to the licensing requirements for any of our licenses could affect our ability to maintain the licenses.

We Are Dependent Upon the Services of Our CEO and other Key Personnel and Consultants.

Great American Family Parks’ success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. In particular, we place substantial reliance upon the efforts and abilities of Dr. Larry Eastland, our chief executive officer. The loss of Dr. Eastland's services could have a serious adverse effect on our business, operations, revenues or prospects. We currently maintain key man insurance on Dr. Eastland’s life, with a death benefit payout of $1,000,000 to Great American Family Parks as beneficiary of the policy.

Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the theme park industry is intense, and the loss of any such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the Company’s activities, could have a materially adverse effect on the Company. The inability of the Company to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on the Company’s business, financial condition or results of operations.

The Transfer of Certain of Our Shares May Not Have Been In Compliance with Certain State and Federal Securities Laws and May Have an Adverse Impact on our Company.

The transfer of certain of our shares of our common stock may not have been in compliance with certain state and federal securities laws and any damages that we may have to pay as a result of such transfer could have a material adverse effect on our revenues, profits, results of operations, financial condition and future prospects.

In October 2005, 100,000 shares of our common stock were transferred to a consultant. Prior to the transfer, the restrictive legend required by the 1933 Securities Act was inappropriately removed from the certificate. As a result, the shares were inappropriately deemed to be free trading even though the shares should have continued to be restricted pursuant to Rule 144 of the 1933 Securities Act. As a result, any subsequent sale of the shares may have violated Rule 144.

We are currently unable to determine the amount of damages, if any, that we may incur as a result of this issuance, which include, but are not limited to, damages that may result from the following:

•	subsequent third party purchaser(s) of the shares; and/or

•

other existing shareholders of our Company that may make a claim, on a derivative basis, that the resale of these shares may created downward price pressure, and, as a result, had a dilutive effect of the value of their shareholdings.

The payment of damages could have a material adverse effect on our revenues, profits, results of operations, financial condition and future prospects.

Risk Factors Relating to Our Common Stock:

The Market Price Of Our Common Stock May Decline Because There Are Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price.

The market price of our common stock may decline because there are a large number of warrants that may be available for future sale, and the sale of these shares may depress the market price. As of December 9, 2006, we had approximately 51,726,537 shares of common stock issued and outstanding and outstanding warrants to purchase up to 14,300,000 shares of common stock. The warrants represent approximately 24% of our common stock issued and outstanding. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

Our Directors and Executive Officers Beneficially Own Approximately 32% of Our Common Stock; Their Interests Could Conflict with Yours; Significant Sales of Stock Held by Them Could Have a Negative Effect on Our Stock Price; Stockholders May be Unable to Exercise Control.

As of December, 2006, our executive officers, directors and affiliated persons beneficially owned approximately 32% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.

As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Common Stock is Subject to the “Penny Stock” Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions In Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

* that a broker or dealer approve a person's account for transactions in penny stocks; and

* the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

* obtain financial information and investment experience objectives of the person; and

* make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

* sets forth the basis on which the broker or dealer made the suitability determination; and

* that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We Do Not Expect to Pay Dividends for Some Time, if At All.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

The Public Market for Our Common Stock is Volatile and Limited.

Our common stock is currently quoted on the Over the Counter Bulletin Board under the ticker symbol GFAM. The selling shareholders may have difficulty reselling their shares at or above the initial offering price. As of December 9, 2006, there were approximately 51,726,537 shares of our common stock outstanding. There can be no assurance that a trading market will be sustained in the future. Factors such as, but not limited to, technological innovations, new products, acquisitions or strategic alliances entered into by us or our competitors, government regulatory action, and market conditions for penny stocks in general could have a material effect on the liquidity of our common stock and volatility of our stock price.

Future Capital Needs Could Result in Dilution to Investors; Additional Financing Could be Unavailable or Have Unfavorable Terms .

Our future capital requirements will depend on many factors, including cash flow from operations, progress in our present operations, competing market developments, and our ability to market our products successfully. It may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to our then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to us. If adequate funds are not obtained, we may be required to reduce or curtail operations. We anticipate that our existing capital resources, together with the net proceeds of this Offering, will be adequate to satisfy our operating expenses and capital requirements for at least 6 months after the date of this Memorandum. However, such estimates may prove to be inaccurate.

DESCRIPTION OF BUSINESS

History

Great American Family Parks, Inc. was originally incorporated on July 30, 1954 as Painted Desert Uranium & Oil Co., Inc. in Washington State.  On October 1, 2002, Painted Desert Uranium & Oil Co., Inc. changed its name to Royal Pacific Resources, Inc. and its corporate domicile to the State of Nevada.

On December 19, 2003, Royal Pacific Resources, Inc. acquired the assets of Great Western Parks, LLC, including the Crossroads Convenience Center, pursuant to a Share Exchange Agreement that resulted in our current management assuming control and changing the corporate name to Great American Family Parks, Inc. The acquisition was accounted for as a reverse acquisition in which Great Western Parks was considered to be the acquirer of Royal Pacific Resources for reporting purposes. Our common stock outstanding increased from 2,533,000 to 29,600,000 as a result of the acquisition.

Overview

Great American Family Parks is in the business of acquiring, developing and operating local and regional theme parks and attractions in the U.S. and internationally. We plan to build a family of parks primarily through acquisitions of small local regional privately owned existing parks. Our goal is to develop a series of compatible but distinct entertainment and amusement products, including themed amusement parks, associated products, food and beverage, and multimedia offerings.  The implementation of this strategy has begun with themed amusement parks and attractions. Our business plan is to acquire existing properties.

Great American Family Parks, Inc. is the parent corporation of the following wholly-owned subsidiaries:

(1) GFAM Management Corporation, an Idaho corporation. GFAM Management Corporation is responsible for overall management of our subsidiary operating companies Wild Animal Safari, Inc. and Crossroads Convenience Center LLC, and any additional theme parks or other operating units we may acquire. GFAM Management Corporation does not generate any revenues at present;

(2) Wild Animal Safari, Inc., a Georgia corporation that operates and owns the Wild Animal Safari theme park in Pine Mountain, Georgia.

Wild Animal Safari Theme Park

Our Wild Animal Safari Inc. subsidiary owns and operates the Wild Animal Safari theme park, which is located on 200 acres of a 500-acre plot, and includes a drive-through animal viewing area that opened in 1991.  It is home to more than 1,800 animals from every continent (except Antarctica.)  Most animals roam wild throughout a natural habitat of more than 200 acres; the total area utilized will be increased as further venues are added.  In addition to availing themselves of the amenities described below, visitors to Wild Animal Safari are able to observe, photograph, and feed the animals from their own cars as they drive along the more than three miles of paved roads that run throughout the habitat area. Some animals are contained in special fenced areas or pens within natural habitat, and others are located in a more traditional zoo-like atmosphere.

Wild Animal Safari Inc.’s revenues are primarily derived from sales of the following items at the Wild Animal Safari Park: (1) admission fees (2) food and beverage and related items; and, (3) gift store and specialty items.

In addition to the animal environments, the theme park contains a gift shop (recently expanded and redesigned), a new restaurant that includes the Noble Roman’s Pizza and Tuscano’s Italian Subs franchises which were purchased by our Wild Animal Safari, Inc. subsidiary on June 21, 2005, and an ice cream parlor, an arcade, a picnic and group recreation area, lakes, a pavilion and concessions. Our Georgia Wildlife Museum, located next to our petting zoo, features wildlife specimen native to Georgia recreated in natural-like settings.  Visitors to the Park have increased every year, and during calendar year 2005 totaled approximately 125,000 people. The pre-existing operating management of Safari has been supplemented by corporate management for the new entities being brought to the enterprise by GFAM.  The former principal owner of Pine Mountain Wild Animal Park continues to be available on a consulting basis.

Wild Animal Safari’s growth plans are predicated upon: prior operating results; the experience and expertise of GFAM’s management team; and, the development of unused acreage surrounding the park. We are currently in the process of developing a master plan for the entire 500 acre property.  This master plan will determine the design, financial commitment, and timetable for the development of the entire property.

Additionally, the U.S. Department of Defense Base Realignment and Closure Commission recommendations that were approved by Congress, has resulted in adding a significant number of new families to Fort Benning, Georgia, which is located approximately 30 miles from the Wild Animal Safari Park.  Wild Animal Safari is the closest entertainment facility of its kind to Fort Benning, and we are aggressively promoting Wild Animal Safari to the families living at Fort Benning, or who are arriving there as new residents.

Safari’s main product is the opportunity to interact with our 1,800 animals from across the globe.  However, we also sell food and beverages in our restaurant, and gift items from the gift shop to include shirts and hats, specialty items, educational books and toys about animals of the world, other toys, authentic gifts from various continents (ostrich eggs, hides and skins) and other children’s things.

Safari purchases animals throughout the United States, and only seldom requests a permit to import animals. Auctions and sales of animals across the U.S. occur often and, we participate depending on which animals we believe will enhance our offerings. Most animals are born on the property itself. Food and beverages are purchased locally, although the main products and ingredients for the Noble Roman’s Pizza and Tuscano’s Subs are purchased from the national franchisor company.

Noble Roman’s Pizza and Tuscano’s Italian Subs Franchises

On June 21, 2005 our Wild Animal Safari, Inc. subsidiary entered into an agreement with Noble Romans, Inc. to purchase franchise rights to own and operate a Noble Roman’s Pizza and Tuscano’s Italian Subs food franchise operation at our Wild Animal Safari theme park. The two franchise agreements, which are identical except for the franchise name, contain the following significant terms:

•

Each Agreement is for a term of five years, with automatic extensions of five years assuming the franchisee is not delinquent in fulfilling the terms of the Agreements at the time of renewal;

•

There are no territorial rights;

•

All costs and expenses related to construction and implementation are the franchisee’s responsibility;

•

The initial franchise fee was $5,000 for each franchise. An additional $10,000 per franchise was paid for equipment and signage;

•

The Franchisor receives 7.0% of gross sales proceeds.

Research and Development

No research and development occurs in our Crossroads or Wild Animal Safari businesses except for normal product testing.

Government Regulation

Our Crossroads and Wild Animal Safari facilities operate under various licenses and approvals from government at various levels.  Crossroads has all licenses in place, and Wild Animal Safari has received its own operating license from the USDA. The licenses under which our businesses operate are crucial to our ongoing operations. Should any changes occur in the licensing requirements for either business, this could have an adverse effect on revenues, profits and attendance.

Environmental laws were particularly important to the construction of Crossroads because of the fuel tanks.  However, we used the most stringent fuel tanks on the market, and have them checked on an on-going basis.  There are inspections at Safari, but the nature of the business makes it much less likely for there to be environmental concerns.

Wild Animal Safari Business Licenses

1)  U.S. DEPARTMENT OF INTERIOR – FISH & WILDLIFE  - IMPORT/ EXPORT LICENSE

Renewal Date:  May 31, 2006

Notification of Renewal:  1-2 months prior, a renewal form is sent to be updated, signed and returned with $100 check

Date of Issuance:  Not available.

Grounds for Revocation: Smuggling, violation of clearance procedures, proper notification of shipments, etc.

Notes:  This license is not crucial for the operation of the business, but would be necessary for importing/exporting animals, skins, horns, etc.

2)  United States Department Of Agriculture – Class C Exhibitor License

Renewal Date:  October 13, 2006

Notification of Renewal:  1-2 months prior, a renewal form is sent to be updated, signed and returned with $300 check

Approximate Date of Issuance:  1991

Grounds for Revocation: “If the Secretary has reason to believe that any person licensed as an…exhibitor…subject to section 2142 of this title, has violated or is violating any provision of this chapter (54), or any of the rules or regulations or standards promulgated by the Secretary hereunder, he may suspend such person’s license temporarily, but not to exceed 21 days, and after notice and opportunity for hearing, may suspend for such additional period as he may specify, or revoke such license, if such violation is determined to have occurred.”

3)  Georgia Department Of Natural Resources – Wildlife Animal License

Renewal Date:  March 31, 2006

Notification of Renewal:  Mid-January, a renewal form is sent to be updated, signed and returned with $236 check

Approximate Date of Issuance:  1991

Grounds for Revocation:  License is dependent upon current and valid USDA license. Violations are given different amounts of response times based upon the type of violation.  Complete Revocation of license can only result from direct permission from the Commissioner of Natural Resources.

4)  GEORGIA DEPARTMENT OF NATURAL RESOURCES – WILDLIFE EXHIBITION LICENSE

Renewal Date:  March 31, 2006

Notification of Renewal:  Mid-January

Approximate Date of Issuance:  March 1991.

Grounds for Revocation: Liability insurance must be maintained at all times.  License is dependent upon current and valid USDA license. Violations are given different amounts of response times based upon the type of violation. Complete Revocation of license can only result from direct permission from the Commissioner of Natural Resources.

5)  TROUP COUNTY BUSINESS LICENSE

Renewal Date:  1-1-06 to 2-15-06 (yearly)

Notification of Renewal:  Mid-October

Approximate Date of Issuance:  1991.

Grounds for Revocation: Not renewing license and legitimate complaints by neighbors.

6)  Georgia Department Of Human Resources – Food Serve Permit

Renewal Date:  1-1-06 to 2-15-06 (yearly)

Notification of Renewal:  Mid-December

Approximate Date of Issuance:  1991

Grounds for Revocation: A failing food inspection score.  Being the source of food related illnesses.

Competition

The theme park industry is highly competitive, highly fragmented, rapidly evolving, and subject to technological change and intense marketing by providers with similar products. One of our competitors for general recreation consumer spending, Callaway Gardens, is located within five miles of our Wild Animal Safari park. Many of the Company’s current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than the Company has. In the event that such a competitor expends significant sales and marketing resources in one or several markets the Company may not be able to compete successfully in such markets. The Company believes that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect the Company’s gross margins if the Company is not able to reduce costs commensurate with such price reductions.  In addition, the pace of technological change makes it impossible for the Company to predict whether it will face new competitors using different technologies to provide the same or similar products offered or proposed to be offered by the Company.  If the Company’s competitors were to provide better and more cost effective products, the Company’s business initiatives could be materially and adversely affected.

In addition to competing with other themed and amusement parks, our venues compete with other types of recreational venues and entertainment alternatives, including but not limited to movies, sports attractions, vacation travel and video games. There can be no assurance that our Company will successfully differentiate itself from these entertainment alternatives or that consumers will consider our entertainment offerings to be more appealing than those of our competitors.

Employees

As of October, 2006, Great American Family Parks has approximately 2 full-time employees and 3 part time employees. Our Wild Animal Safari subsidiary has approximately 15 full time employees.  During Wild Animal Safari’s prime attendance season, which runs from March through August, we typically engage up to approximately 20 additional part-time employees.  We also engage consultants from time to time. We have no collective bargaining agreements with our employees and believe our relations with our employees are good.

 USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the sale of our common stock will go to the selling stockholder. If all warrants held by the selling stockholders are exercised, we will receive $3,894,800 in proceeds.

We anticipate that any proceeds from the exercise of warrants by the selling stockholders will be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures, acquisitions and the repayment or refinancing of our indebtedness. Pending the application of any proceeds from the exercise of warrants, if any, by the selling stockholders, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the OTCBB under the symbol "GFAM". The table below sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the OTCBB.  These quotations reflect prices between dealers, do not include retail mark-ups, markdowns, and commissions and may not necessarily represent actual transactions. The prices are adjusted to reflect all stock splits.

		High	Low

2007	First Quarter (as of January 11, 2007)	$0.16	$0.12

2006	Fourth Quarter	$0.20	$0.10
	Third Quarter	$0.35	$0.17
	Second Quarter	$0.40	$0.23
	First Quarter	$0.75	$0.26

2005	Fourth Quarter	$1.07	$0.38
	Third Quarter	$1.35	$0.85
	Second Quarter	$1.23	$0.45
	First Quarter	$1.60	$1.01

As of December 9, 2006, there were 51,726,537 shares of common stock outstanding.

As of December 9, 2006, there were approximately 3,248 stockholders of record of our common stock. This does not reflect those shares held beneficially or those shares held in "street" name. Royal Pacific Resources, Inc., which is the predecessor of Great American Family Parks, Inc., had in excess of 3,000 shareholders when it acquired the assets of Great Western Parks LLC in December of 2003 pursuant to a Share Exchange Agreement that resulted in our current management gaining control of Royal Pacific Resources and changing the name to Great American Family Parks, Inc.

As of December 9, 2006, there were approximately 14,300,000 warrants to purchase our common stock outstanding.

Pursuant to this registration statement, we have agreed to register for sale by our security holders approximately 14,802,663 shares of our common stock and 14,300,000 warrants underlying our common stock.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. SOME OF THE INFORMATION CONTAINED IN THIS DISCUSSION AND ANALYSIS OR SET FORTH ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO OUR PLANS AND STRATEGIES FOR OUR BUSINESS, INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. YOU SHOULD REVIEW THE "RISK FACTORS" SECTION OF THIS REPORT FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DESCRIBED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER.

Cautionary Statement Regarding Forward Looking Statements

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue", or similar words. You should read statements that contain these words carefully because they:

o

discuss our future expectations;

o

contain projections of our future results of operations or of our financial condition; and

o

state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

Great American Family Parks is in the business of acquiring, developing and operating local and regional theme parks and attractions both in the U.S. and internationally. We are in the process of building a family of parks primarily through acquisitions of small local or regional privately owned parks.  Our goal is to develop a series of compatible, but distinct entertainment and amusement products including themed amusement parks, associated products, food and beverage, and multimedia offerings.  The implementation of this strategy has begun with themed amusement parks and attractions.  Our business plan is to acquire existing properties with three criteria in mind:

• Properties that have an operating history and are profitable;

• Properties where our management team believes the potential exists to increase profits and operating efficiencies; and

• Properties where there is additional, underutilized land upon which to expand operations.

It also is our belief that acquisitions should not unnecessarily encumber the Company with debt that cannot be justified by current operations.  By using a combination of equity, debt and other non-traditional financing options, we intend to carefully monitor shareholder value in conjunction with our pursuit of growth.

Great American Family Parks, Inc. is the parent corporation of the following wholly owned subsidiaries:

(1) GFAM Management Corporation, an Idaho corporation.  GFAM Management Corporation is responsible for overall management of all operating entities, which includes our Wild Animal Safari theme park, Crossroads Convenience Center LLC., and any additional theme parks we may acquire. GFAM Management Corporation does not generate any revenues separate from the operating units at present;

(2) Wild Animal Safari, Inc., a Georgia corporation that operates and owns the Wild Animal Safari theme park in Pine Mountain, Georgia.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2005

Revenues

Revenues increased $992,825 to $3,352,566 for the three months ended September 30, 2006, as compared to revenues of $2,359,741 for the three months ended September 30, 2005. The increase in revenues was due to two factors: the purchase of Wild Animal Safari, and additional purchasers of the products sold at our Crossroads Convenience Center complex. The increase in purchasers is due primarily to the development of the following facilities located within one mile of Crossroads Convenience Center complex: a regional auto mall; the Boise State University campus; an increase in offerings at The Idaho Center entertainment complex; three multi-story office buildings; a regional hospital complex; a hotel; renovation of the I-84 off-ramp and surrounding roads leading to the Crossroads Convenience Center and; the Walmart and Sam’s Club facilities which have recently begun operations.

Cost of revenues increased $773,484 to $2,599,423 for the three months ended September 30, 2006, as compared to cost of revenues of $1,825,939 for the three months ended September 30, 2005. The increase in cost of revenues was due to the increase in the cost of fuel at Crossroads Convenience Center, and the cost of operations at Wild Animal Safari. The cost of fuel remains a challenging factor with inherent uncertainties as to the ultimate impact on our profits. To date, the evidence continues to suggest that customers will increase their total per visit purchase amounts irrespective of fuel prices, although this may not be true of potential future increases in fuel costs.  If our customers reallocate their dollars spent, this will most likely be to increase their fuel purchase amount and decrease their in-store purchases.  Since in-store purchases have a higher profit margin than fuel profits, this could mean an increase in total revenues accompanied by a decrease in profits. Recently, the cost of fuel has eased. However, the cost of fuel remains a variable which we will monitor carefully in the months to come.

Gross profit increased $219,341 to $753,143 for the three months ended September 30, 2006, as compared to $533,802 for the three months ended September 30, 2005.   This was due to a combination of:

• Increased attendance and per capita spending at Wild Animal Safari, and

• Increased sales of fuel and in-store convenience sales at Crossroads Convenience Center.

Operating Expenses

General, administrative and selling expenses increased $361,414 to $877,984 for the three months ended September 30, 2006, as compared to $516,570 for the three months ended September 30, 2005. The increase in general, administrative and selling expenses was due to the inclusion of new corporate expenses, the administrative costs of Wild Animal Safari, and compliance costs.

Our depreciation and amortization expense increased $7,897 to $70,289 for the three months ended September 30, 2006, as compared to $62,392 for the three months ended September 30, 2005. This increase was due to amortization and depreciation expenses incurred by the Company’s Wild Animal Safari, Inc. subsidiary for 2006.

Net Profit/Loss

We posted a net loss of $240,025 for three months ended September 30, 2006, an increase of $137,882 as compared to a net loss of $102,143 for the three months ended September 30, 2005. The increase in net loss is attributable to corporate expenses, compliance costs and shifts in cost of goods sold.

NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2005

Revenues

Revenues increased $2,916,061 to $8,185,073 for the nine months ended September 30, 2006, as compared to revenues of $5,269,012 for the nine months ended September 30, 2005. The increase in revenues was due to two factors: the purchase of Wild Animal Safari during April of 2005, and additional purchasers of the products sold at our Crossroads Convenience Center complex. The increase in purchasers is due primarily to the development of the following facilities located within one mile of Crossroads Convenience Center complex: the largest regional auto mall in Idaho; the 7,500 student Boise State University campus; the doubling of offerings at The Idaho Center entertainment complex; three multi-story office buildings; a regional hospital complex; a hotel; renovation of the I-84 off-ramp and surrounding roads leading to the Crossroads Convenience Center and; the Walmart and Sam’s Club facilities currently under construction.

Cost of revenues increased $1,788,592 to $6,040,317 for the nine months ended September 30, 2006, as compared to cost of revenues of $4,251,725 for the nine months ended September 30, 2005. The increase in cost of revenues was due to the increase in the cost of fuel at Crossroads Convenience Center, and the cost of operations at Wild Animal Safari. The cost of fuel remains a challenging factor with inherent uncertainties as to the ultimate impact on our profits. To date, the evidence continues to suggest that customers will increase their total per visit purchase amounts irrespective of fuel prices, although this may not be true of potential future increases in fuel costs.  If our customers reallocate their dollars spent, this will most likely be to increase their fuel purchase amount and decrease their in-store purchases.  Since in-store purchases have a higher profit margin than fuel profits, this could mean an increase in total revenues accompanied by a decrease in profits. Recently, the cost of fuel has eased. However, the cost of fuel remains a variable which we will monitor carefully in the months to come.

Gross profit increased $1,127,469 to $2,144,756 for the nine months ended September 30, 2006, as compared to $1,017,287 for the nine months ended September 30, 2005. This was due to a combination of:

• Increased attendance and per capital spending at Wild Animal Safari, and

• Increased sales of fuel and convenience sales in-store at Crossroads Convenience Center.

Expenses

General, administrative and selling expenses increased $765,272 to $2,005,037 for the nine months ended September 30, 2006, as compared to $1,239,765 for the nine months ended September 30, 2005. The increase in general, administrative and selling expenses was due to the inclusion of new corporate expenses, the administrative costs of Wild Animal Safari, and compliance costs.

Our depreciation and amortization expense increased $75,823 to $190,747 for the nine months ended September 30, 2006, as compared to $114,924 for the nine months ended September 30, 2005. This increase was due to depreciation and amortization related to the theme park.

Net Profit/Loss

We posted a net loss of $216,940 for nine months ended September 30, 2006, a decrease of $273,307 as compared to a net loss of $490,247 for the nine months ended September 30, 2005. The decrease in net loss is attributable to the legal, accounting, appraisal and due diligence costs incurred in connection with the acquisition of the Wild Animal Safari park in September 2005. No such costs have been incurred in 2006.

Liquidity and Capital Resources

Our total current assets at September 30, 2006 were $387,714 as compared with $380,411 in total current assets at September 30, 2005.  Additionally, we had stockholders’ equity in the amount of $6,158,732 at September 30, 2006 as compared to shareholder equity of $6,206,779 at September 30, 2005.  The changes in both total assets and stockholder equity were primarily due to the completed purchase of the Wild Animal Safari theme park during 2005.

Our cash on hand decreased $97,942 to $134,491 as of September 30, 2006, as compared to cash on hand of $232,433 at September 30, 2005. The Company intends to continue the development of its business interests; however, even though there is insufficient working capital necessary at present to be successful in this expansion effort, we will be able to support our operations over the next 12 months from our revenues even if the funding necessary to complete further potential acquisitions does not materialize.

The number of common shares outstanding increased from 30,051,874 shares at September 30, 2005 to 51,726,537 shares at September 30, 2006, an increase of 15%.

During the second quarter of 2005, we obtained funding needed to complete the purchase of Wild Animal Safari through a private placement of approximately 11,128,000 shares of our common stock and 11,128,000 warrants resulting in gross proceeds of approximately $3,338,400. We will require additional debt and/or equity funding in order to pursue our strategy of acquiring additional theme parks, which is our intended business plan.

On September 13, 2005, we completed our acquisition of the assets of Ron Snider & Associates, Inc. also known as Pine Mountain Wild Animal Park, located in Pine Mountain, Georgia. At closing, we paid $350,000 in cash and a promissory note for $350,000. The promissory note bears interest at 7.5% per annum and is payable in eighty-three monthly payments of principal and interest of $5,368. We also entered into a Real Estate Purchase agreement for the underlying land and all buildings, improvements and fixtures of the park for $4,000,000. We paid $2,000,000 in cash at closing and issued a promissory note for $2,000,000.  The note bore interest at 7.5% per annum and was payable in eighty-three monthly payments of principal and interest of $30,676. Both notes were secured by a first priority Security Agreement on the operating assets and a first Security Deed on the real estate.  An agreement extension payment of $50,000 for extension of closing was also paid in addition to 50,000 shares of Company stock.

On November 17, 2005, our wholly owned subsidiary, Wild Animal Safari, Inc., completed the refinancing of the debt we incurred on September 13, 2005 in connection the acquisition of the Wild Animal Safari theme park from Ron Snider & Associates, Inc. and related entities. A new loan in the principal amount of $2,300,210.09 was obtained from Commercial Bank & Trust Company of Troup County in LaGrange, Georgia. As a result of this refinancing, the promissory notes in the aggregate principal amount of $2,350,000 that were issued to Ron Snider & Associates, Inc. and its affiliated entities were paid in full and the liens which were held by those entities against the Wild Animal Safari theme park assets were released. The new loan is secured by a first priority security agreement and a first priority security deed on the Wild Animal Safari theme park assets.

In addition, on November 17, 2005, our Wild Animal Safari, Inc. subsidiary obtained a line of credit loan from Commercial Bank & Trust Company of Troup County for working capital purposes in the principal amount of $200,000.00.  This line of credit loan is renewable annually, subject to the satisfactory performance by Wild Animal Safari, Inc. under the terms of the line of credit. It is also secured by a lien on the Wild Animal Safari theme park assets.

We believe that we have sufficient cash, other current assets and operating cash flow to sustain foreseeable organic growth throughout the next fiscal year. Management intends to seek additional needed funds through financings or other avenues such as loans, the sale and issuance of additional debt and/or equity securities, or other financing arrangements. We have no commitments for any additional funding and no assurance can be given that we will be able to raise additional funds on commercially acceptable terms or at all. Unless we can raise needed capital or experience a significant increase in income, we may need to curtail expenditures and cancel or delay our efforts to establish and expand our operations. Our continuation as a going concern is dependent upon, among other things, our ability to obtain additional financing when and as needed, and to generate sufficient cash flow to meet our obligations on a timely basis. No assurance can be given that we will be able to obtain such financing on acceptable terms. These circumstances could complicate our ability to raise additional capital. Our financial statements do not include any adjustments to the carrying amounts of our assets and liabilities that might result from the outcome of this uncertainty. In addition, any future capital raised by our company is likely to result in substantial dilution to existing stockholders.

Our independent registered public accountants, in their audit report accompanying our financial statements for the year ended December 31, 2005, expressed substantial doubt about our ability to continue as a going concern. However, at the time of the audit report, the Company’s independent registered public accountants indicated to the Company that the going concern opinion was based solely on the Company’s negative working capital and did not reflect the Company’s ability to support its operations from its revenues. As of September 30, 2006, both the Company and its independent registered public accounting firm anticipate that the Company’s revenues will be sufficient to support its operations over the next 12 months even if the funding necessary to complete further potential acquisitions does not materialize.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

An infinite number of variables can be posited that could have an effect on valuation of assets and liabilities.  For example, it is assumed that:

•

Revenue and profit growth at Wild Animal Safari will continue;

•

The infrastructure will accommodate the additional customers;

•

Cost of improvements and operations will remain a relatively stable budgeted allocation;

•

Per capita spending by the customers will continue to rise in relation to the rise in capital expenditures.

If any one of these assumptions, or combination of assumptions, proves incorrect, then the values assigned to real estate, per capita revenues, attendance and other variables that have remained consistent over the past two years may not be realized.  The same would be true if higher than expected revenue streams occurred.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

Revenues

Revenues increased $2,367,614 to $6,978,066 for the year ended December 31, 2005, as compared to revenues of $4,610,452 for the year ended December 31, 2004. The increase in revenues was due to additional purchasers of the products sold at our Crossroads Convenience Center complex. The increase in purchasers is due primarily to the development of the following facilities located within one mile of Crossroads Convenience Center complex: the largest regional auto mall in Idaho; the 7,500 student Boise State University campus; the doubling of offerings at The Idaho Center entertainment complex; three multi-story office buildings; a regional hospital complex; a hotel; renovation of the I-84 off-ramp and surrounding roads leading to the Crossroads Convenience Center and; the Walmart and Sam’s Club facilities currently under construction.

Cost of revenues increased $1,619,578 to $5,640,825 for the year ended December 31, 2005, as compared to cost of revenues of $4,021,247 for the year ended December 31, 2004. The increase in cost of revenues was due to the increase in the cost of fuel. The cost of fuel remains a challenging factor with inherent uncertainties as to the ultimate impact on our profits. To date, the evidence suggests that customers will increase their total per visit purchase amounts irrespective of fuel prices, although this may not be true of potential future increases in fuel costs. If our customers reallocate their dollars spent, this will most likely be to increase their fuel purchase amount and decrease their in-store purchases. Since in-store purchases have a higher profit margin than fuel profits, this could mean an increase in total revenues accompanied by a decrease in profits. However, because neither consumer spending habits nor fuel prices have stabilized to the point where knowledgeable estimates can be made on future sales based on past performance, thecost of fuel remains a variable which we will monitor carefully in the months to come.

Gross margins increased $748,036 to $1,337,241 for the year ended December 31, 2005, as compared to $589,205 for the year ended December 31, 2004.

Expenses

General, administrative and selling expenses increased $1,132,443 to $1,850,509 for the year ended December 31, 2005, as compared to $718,066 for the year ended December 31, 2004. The increase in general, administrative and selling expenses was due to the cost of our acquisition of the Pine Mountain Wild Animal Park and associated financing activities during 2005. Expenses for due diligence, legal fees, our audits for the preceding two years of the park, a park appraisal, and an animal appraisal all were required as part of our responsibility to our Board in making the decision to proceed. Additionally, we pursued investigation of other opportunities, which were ultimately rejected in favor of the Wild Animal Safari theme park acquisition.

Depreciation and Amortization

Our depreciation and amortization expense increased $5,464 to $106,517 for the year ended December 31, 2005, as compared to $101,053 for the year ended December 31, 2004 because of the purchase of the Wild Animal Safari Park.

Net Loss

We posted a net loss of $827,617 for the year ended December 31, 2005, an increase of $547,211 as compared to a net loss of $280,406 for the year ended December 31, 2004. The net loss is attributable to expenses incurred in connection with our acquisition strategy, as noted above. During 2005, we incurred due diligence costs in connection with our investigation of several potential acquisition opportunities. We expect to continue to incur costs in connection with our pursuit of additional acquisitions of theme parks, which is our intended business plan.

DESCRIPTION OF BUSINESS

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Directors are elected at each meeting of stockholders and hold office until the next annual meeting of stockholders and the election and qualifications of their successors. Executive officers are elected by and serve at the discretion of the board of directors.

Our executive officers and directors are as follows:

Name	Age	Position

Larry L. Eastland	63	President, CEO and Chairman of the Board of Directors

Richard W. Jackson	63	Chief Financial Officer, Director

Jane Klosterman	47	Director

Tristan R. Pico	61	Director and Secretary

Christopher Eastland	33	Director

Jim Meikle	65	Director

Jeff Lococo	50	Director

Larry L. Eastland

Dr. Eastland has been our President, CEO and the Chairman of our Board of Directors since December 23, 2003. Dr. Eastland has engaged in a variety of entrepreneurial pursuits since leaving the White House in 1977, where he served as Staff Assistant to President Gerald Ford. He is a founder of LEA Management Group LLC., a business management and research consulting company, and served as its Managing Director from its inception in 1978 until March 2005. Dr. Eastland was the President of TBAY Holdings, Inc., from January 2002 until December 2004, during which time the company was under contract with the United States Bankruptcy Court for the Southern District of Florida to assist in the sale of assets. Dr. Eastland was a director of Grand Slam Treasures, Inc., an entertainment research and development corporation, from 1995 until 2001. Dr. Eastland received a B.A. in Political Science and International Relations from Brigham Young University in 1967. He received an M.A. and Ph.D. in quantitative behavioral research from the University of Southern California in 1973 and 1976, respectively.

Jane Klosterman

Jane Klosterman has been a director of Great American Family Parks since December 23, 2003. She is currently the President-elect for the St. Mark’s Home & School Association.  Ms. Klosterman was a Senior Executive for the Idaho Association of Commerce & Industry, a nonprofit association comprised of over 450 businesses, from 1988 until 1990.  Ms. Klosterman was the Executive Vice President of the California Association of Chambers of Commerce, a 450-member nonprofit professional development organization, from 1985 until 1988. She founded the Idaho Children’s Educational Film and Television Foundation in 1993 and has served as its President since its inception.  Ms. Klosterman holds a Bachelor of Science degree from the University of Utah, and has completed a Certification Program by the Western Association of Communication and Association Managers through the Institute for Communications Management at San Jose State University.

Tristan R. Pico

Tristan R. Pico has been a director of Great American Family Parks since March 2006 and Secretary since October 2006. Since 1994, Tristan R. Pico has been a partner of Pico & Associates, a tort litigation firm specializing in construction litigation and product liability. Since 1994, Mr. Pico has also served as a pro bono mediator and arbitrator at the Los Angeles Superior Court. Mr. Pico is a member of the Consumer Attorneys Association of Los Angeles and of the Consumer Attorneys Association of California. Mr. Pico holds a Bachelor of Arts degree from Brigham Young University and a Juris Doctor degree from the University of Southern California’s Gould School of Law.

Richard W. Jackson, CPA

Richard W. Jackson has been the Chief Financial Officer and a Director of Great American Family Parks since March 2006. Mr. Jackson has thirty-eight years of experience in public accounting, including extensive experience in representing clients in tax matter negotiations with the Internal Revenue Service and State Tax Commission. Since November 2004, Mr. Jackson has been a partner of Jackson Coles, PLLC. From January 2002 until November 2004, Mr. Jackson was a partner of Stanton, Jackson & Company. From January 1996 until December 2001, Mr. Jackson was a partner of Presnell Gage. Since 1976, he has taught accounting and other courses for the American Institute of Banking and Idaho Bankers Association. In addition, he authored a course for the American Institute of Certified Public Accountants. Mr. Jackson graduated from the University of Idaho, holding a Bachelor of Science Degree in Business with an accounting major.

Christopher Eastland

Christopher Eastland has been a Director of Great American Family Parks, Inc. since May 2006. Christopher Eastland is currently a principal of Seidler Equity Partners, a private equity investment firm based in Los Angeles, California.  He is involved in all firm investment activities, including deal sourcing, transaction structuring and negotiating and monitoring of portfolio investments.  Prior to joining Seidler Equity Partners in early 2004, Chris was a transactional attorney at the law firm O’Melveny & Myers LLP since 1999.  His practice focused principally on mergers and acquisitions and private equity investment, as well as representation of public and private companies in commercial transactions.  Chris received a B.S. in business administration and entrepreneurial studies from the University of Southern California and a J.D. from the University of Southern California.  He is a member of the State Bar of California.

Christopher Eastland is the son of Larry Eastland, the Company’s Chairman, President and Chief Executive Officer.

Jim Miekle

Jim Meikle has been a Director of Great American Family Parks, Inc. since May 2006. Since 1994, Jim Meikle has served as Vice President of Amusement Business Consultants, Inc., an entertainment industry consulting company based in Ohio. Since 1994, Mr. Meikle has also been the owner of Turk-Meikle Construction, Inc., a general contracting business in Ohio.

Jeff Lococo

Jeff Lococo has been a Director of Great American Family Parks, Inc. since May 2006. In 2000, Mr. Lococo joined Great Wolf Resorts Inc. as General Manager of Great Wolf Lodge Sandusky, Ohio. In 2005, Mr. Lococo was appointed Corporate Vice President of Resort Operations for all Great Wolf Lodge Resorts. In this capacity, he was responsible for overseeing seven properties. Mr. Lococo has twenty five years of experience in the entertainment and hospitality industry.

AUDIT COMMITTEE

Dale W. Van Voorhis resigned as a director and as Chairman of the Audit Committee in December 2006.  The remaining members of our Audit Committee are Jane Klosterman and Christopher Eastland. Jane Klosterman is independent within the meaning of the applicable Nasdaq listing standards and applicable rules and regulations promulgated by the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Our Compensation Committee determines matters pertaining to the compensation and expense reporting of certain of our executive officers, and administers our stock option, incentive compensation, and employee stock purchase plans. Tristan R. Pico is the Chairman of our Compensation Committee.  The Compensation Committee is composed of the following members:

•

Tristan Pico, Chairman

•

Jeff Lococo

•

Richard Jackson

CODE OF ETHICS

We have not adopted a Code of Ethics.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

During the year ended December 31, 2005, our officers, directors, and persons who beneficially own more than 10% of our common stock were not subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934.

Consulting Agreements

On September 1, 2006 we entered into an investor relations agreement with Olde Monarch Media for a term of one year. Pursuant to the agreement, we have agreed to issue 300,000 shares of our common stock to Olde Monarch every three months, for an aggregate of 1,200,000 shares during the term of the agreement.

We have entered into a Consulting Agreement with Ronald E. Snider, which became effective upon closing of the acquisition of the Wild Animal Safari theme park.  The Consulting Agreement provides that we will pay Snider the sum of $300,000 over a term of three years in monthly installments of $8,333.33, of which $4,163.33 will be paid in cash and the balance will be paid in our common stock.

On July 25, 2005, we entered into a public relations consulting agreement with Mark Wachs & Associates. As compensation under the Agreement, Mark Wachs shall receive 7,000 restricted shares of Great American Family Parks common stock per month for six months, plus expenses.  This contract was renewed on August 1, 2006 for a six month period.  That agreement has not yet been renewed.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash compensation (including cash bonuses) paid or accrued and equity awards granted by us for years ended December 31, 2006 and 2005 to our Chief Executive Officer and our most highly compensated officers other than the Chief Executive Officer at December 31, 2006 whose total compensation exceeded $100,000.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option. Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Larry Eastland
President and Chief Executive	2006	$120,000	--	$804,000 (1)	--	--	--	--	--
Officer (1)	2005	$60,000	--	--	--	--	--	--	--

(1) Represents 5,025,000 shares of common stock valued at $0.16 per share.

OUTSTANDING EQUITY AWARDS

There were no outstanding equity awards requiring tabular disclosure under this item at December 31, 2006.

DIRECTOR COMPENSATION

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year end December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)		($)	($)

Larry Eastland	--	$804,000 (4)	--	--	--	--	--
Richard Jackson (1)	--	$4,000 (5)	--	--	--	--	--
Jane Klosterman	--	$4,000	--	--	--	--	--
Dale Van Voorhis (2)	--	$4,000	--	--	--	--	--
Tristan Pico (1)	--	$4,000	--	--	--	--	--
Christopher Eastland (3)	--	$4,000	--	--	--	--	--
James Miekle (3)	--	$4,000	--	--	--	--	--
Jeff Lococo (3)	--	$4,000	--	--	--	--	--

(1) Mr. Pico and Mr. Jackson were appointed to the board of directors in March, 2006.
(2) Mr. Van Voorhis resigned from the board of directors in December, 2006.
(3) Mr. Christopher Eastland, Mr. Miekle and Mr. Lococo were appointed to the board of directors in May, 2006.
(4) Represents 5,025,000 shares of common stock valued at $0.16 per share.
(5) Represents 25,000 shares of common stock valued at $0.16 per share.

We do not pay directors cash compensation for their service as directors. Our officers and directors elected to forego compensation until such time as we achieved the acquisition and commenced the operation of our first theme park.  Upon the closing the acquisition of our first theme park, existing employment contracts for officers and directors were implemented. These agreements, described below, provide for compensation and certain corporate benefits for certain employees and board members.

Each of our directors has received an annual grant of 25,000 shares of our common stock.

In April 2006, the Board of Directors approved, and the Company issued, 5,000,000 shares of common stock to Larry Eastland, our Chairman, President, and Chief Executive Officer for the following reasons: (i) managing our day to day operations prior to our acquisition of the Wild Animal Safari theme park, during which time Mr. Eastland did not receive a salary, (ii) introducing us to fundraising opportunities, (iii) evaluating potential acquisition candidates, including arranging the acquisition of Wild Animal Safari, and (iii) advancing an aggregate of $250,000 to the Company to sustain its operations. We believe that these transactions were on terms as favorable as could have been obtained from unaffiliated third parties.

Employment Agreements

On February 1, 2005, we entered into separate employment agreements with Larry Eastland, our President and CEO; with Dale Van Voorhis, who was our CFO at that time and who currently serves as the president of our GFAM Management Corp. subsidiary; with James Meikle, the President of our Wild Animal Safari, Inc. subsidiary; and with Jack Klosterman, our Corporate Secretary and Treasurer.  These agreements provide for base annual salaries of $120,000; $40,000; $60,000; and $40,000 respectively, as compensation for the part-time employment of the aforementioned officers until a second theme park is acquired.  Further, each agreement has a base term of three (3) years effective retroactively as of February 1, 2005.  The agreements are thereafter renewable for additional periods of two (2) years, unless we give notice to the contrary. Upon our acquisition of a second theme park, said salaries will increase, respectively, to the following amounts: $170,000; $60,000; $100,000; $60,000.  Upon the acquisition of additional theme parks, salaries will be reviewed with consideration given to resulting increased work and responsibility.

In addition, Dr. Eastland is entitled to receive an annual cash bonus based upon a percentage of our pre-tax income (as defined therein) for each fiscal year covered by the employment agreement at a percentage of 2%.  No bonus is payable unless and until the Company earns pre-tax income in excess of $500,000.  Each of the employment agreements also provide for the payment of additional severance compensation, in amounts based on a formula of not less than three (3) times the executive's then current base salary, at any time during the term thereof when either of the following occurs: (i) the agreement is terminated by us without cause (as defined therein), or (ii) terminated by the executive due to a change in control (as defined therein).  These agreements also entitle the officers to participate in the Stock Option Plans.  Upon hiring additional marketing personnel, we may enter into additional employment agreements, which we anticipate may contain similar terms to our existing employment agreements.

We also entered into separate employment agreements with Jason Hutcherson and Philip Michael Miller in connection with our acquisition of the assets of Ron Snider & Associates, Inc. dba Wild Animal Safari, Inc.

Stock Option And Award Plan

A Stock Option and Award Plan (the “Plan”) providing for incentive stock options and performance bonus awards for executives, employees, and directors was approved by our Board of Directors on February 1, 2005, and will be presented to the shareholders for approval.  The Plan sets aside five million (5,000,000) shares for award of stock options, including qualified incentive stock options and performance stock bonuses.  To date, no grants or awards have been made pursuant to the Plan.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with Great American Family Parks or in any presently proposed transaction that has or will materially affect Great American Family Parks:

-

Any of our directors or officers;

-

Any person proposed as a nominee for election as a director;

-

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

-

Any of our promoters;

-

Any relative or spouse of any of the foregoing persons who has the same house as such person.

Since January 1, 2005, Larry Eastland, the Company’s Chairman, President and Chief Executive Officer, has loaned approximately $250,000 to the Company.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the ownership of common stock by (i) each person known by us be the beneficial owner of more than five percent of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the information relates to these persons, beneficial ownership as of October 26, 2006. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each person has the sole voting and investment power with respect to the shares owned. Unless otherwise indicated, the address of each beneficial owner is  care of Great American Family Parks, Inc., 3420 Ocean Park Boulevard, Suite 3000, Santa Monica, CA 90405, unless otherwise set forth below that person's name.

NAME AND ADDRESS		AMOUNT AND	PERCENT OF
OF OWNER	TITLE OF CLASS	NATURE(1)	CLASS (2)

EDLA FLP.	Common Stock	5,000,000 Direct(3)	9.7%

Larry L. Eastland	Common Stock	10,025,000 Indirect/Direct(4)	19.3

Richard Jackson	Common Stock	50,000 Direct	*
JACKSON COLES, PLLC
Certified Public Accountants
960 Broadway, Suite 415
Boise, ID 83706

Jane Klosterman	Common Stock	3,175,000 Direct	6.0

Jeffrey Lococo	Common Stock	25,000 Direct	*

Dale Van Voorhis	Common Stock	1,775,000 Direct	3.4

Christopher L. Eastland	Common Stock	25,000 Direct	*

James Meikle	Common Stock	1,775,000 Direct	3.4

Jay Pitlake	Common Stock	3,475,000 Direct	6.7
1878 Edward Lane
Merrick, NY 11566

Tristan Pico	Common Stock	25,000	*

All Officers and Directors	Common Stock	16,875,000	32.6
As a Group (8 persons)

----------------------------

* Less than 1%

(1) Under Rule 13d-3 under the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by that person (and only that person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership with respect to the number of shares of our common stock actually outstanding at October 26, 2006.

(2) Based upon 51,726,537 shares of common stock issued and outstanding as of October 26, 2006, except that shares of common stock underlying options or warrants exercisable within 60 days of the date hereof are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holder of such options or warrants.

(3) Larry Eastland is a general partner of EDLA FLP.

(4) Represents (i) 5,000,000 shares of common stock owned by EDLA FLP, of which Mr. Eastland is the general partner, and (ii) 5,025,000 shares of common stock owned by Mr. Eastland.

The information as to shares beneficially owned has been individually furnished by our respective directors, named executive officers and other stockholders, or taken from documents filed with the SEC.

DESCRIPTION OF SECURITIES

The stock being registered under this Form SB-2 is common stock of Great American Family Parks, having a par value of $0.001 per share.  The total number of shares of common stock that we have authority to issue is Three Hundred Million (300,000,000) shares, par value of $0.001 per share.  All of the common stock authorized under our Articles of Incorporation herein has equal voting rights and powers without restrictions in preference.  The holder of any of our common stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power.  The holders of our common stock shall have neither pre-emption nor dividend rights pursuant to the Articles of Incorporation of Great American Family Parks.

The Articles of Incorporation also authorize ten million shares of preferred stock, par value of $0.001 per share, none of which has been issued, and which is not part of this registration. The preferred stock is entitled to preference over the common stock with respect to the distribution of assets of Great American Family Parks in the event of liquidation, dissolution, or winding-up of Great American Family Parks, whether voluntarily or involuntarily, or in the event of the any other distribution of assets of Great American Family Parks among its stockholders for the purposes of winding-up affairs.  The authorized but unissued shares of preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.  The Directors, in their sole discretion, have the power to determine the relative powers, preferences, and right of each series of preferred stock.

 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

 SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

The selling stockholders consist primarily of investors who participated in the Company’s September 2004 and June 2005 private placements, which account for the majority of the shares being registered.

This prospectus, as it may be amended or supplemented from time to time, is deemed to relate to the 27,186,000 shares of common stock that were previously issued and may be sold by certain of our existing shareholders, including:

•

12,844,000 shares of common stock issued to investors who participated to our June 2005 and September 2004 private placements;

•

12,844,000 shares of common stock underlying warrants issued to investors who participated in our June 2005 and September 2004 private placements;

•

1,456,000 warrants issued to First Montauk Securities Corp., the placement agent for our June 2005 and September 2004 private placements, and employees of First Montauk, as compensation for placement agent services;

•

42,000 shares of our common stock issued to Mark Wachs & Associates pursuant to a public relations consulting agreement.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned After the Offering(2)
Name	Total Shares of Common Stock and Common Stock Issuable Upon Conversion of Warrants(3)(4)	Total Percentage of Common Stock, Assuming Full Conversion(5)	Total Shares Registered	Number	Percent
C. Ames & Donna M. Byrd (6)	200,000	*	200,000	-0-	0.00%
Howard W. Blackmon / Mary Anne Oldham (7)	166,666	*	166,666	-0-	0.00%
Peter G. Thomson (8)	333,333	*	333,333	-0-	0.00%
Robert Karsten (9)	1,766,666	3.96	1,766,666	-0-	0.00%
Karsten Leasing Partners (10)	233,333	*	233,333	-0-	0.00%
Mark A. Phelps (11)	500,000	1.12	500,000	-0-	0.00%
Eric H. Green (12)	333,334	*	333,334	-0-	0.00%
Gerald A. Brauser (13)	1,200,000	2.69	1,200,000	-0-	0.00%
Paul Becker (14)	796,000	1.8	796,000	-0-	0.00%
Lloyd L. Cox (15)	200,000	*	200,000	-0-	0.00%
Kipp W. & Cheryl A. Kennedy (16)	200,000	*	200,000	-0-	0.00%
L. Richard Wolff (17)	166,666	*	166,666	-0-	0.00%
Susan Brauser (18)	333,333	*	333,333	-0-	0.00%
Frank M. Vero (19)	500,000	1.12	500,000	-0-	0.00%
Edward M. Jaffe (20)	200,000	*	200,000	-0-	0.00%
Danny M. Goode (21)	166,666	*	166,666	-0-	0.00%
Thomas W. Fambrough (22)	200,000	*	200,000	-0-	0.00%

Ravi & Alpana Tina Chandra (23)	200,000	*	200,000	-0-	0.00%
Henderson Orthopedics Profit Sharing Plan (24)	200,000	*	200,000	-0-	0.00%
El Gev Hldg Ltd (25)	300,000	*	300,000	-0-	0.00%
Theodore S. Green and Barbara Beneck (26)	166,666	*	166,666	-0-	0.00%
Eler E. & Cynthia L. Croushore (27)	200,000	*	200,000	-0-	0.00%
NFS/FMTC as cust for Ronald A. Delvaux (IRA) (28)	146,666	*	146,666	-0-	0.00%
NFS/FMTC as cust for Bonnie L. Delvaux (IRA) (29)	120,000	*	120,000	-0-	0.00%
William E. Rockefeller (30)	100,000	*	100,000	-0-	0.00%
Noel D. Ischy (31)	200,000	*	200,000	-0-	0.00%
David & Carmen Garceau (32)	200,000	*	200,000	-0-	0.00%
Cory L. Waisner (33)	100,000	*	100,000	-0-	0.00%
David & Deborah Rubenstein (34)	166,666	*	166,666	-0-	0.00%
Evangelos Xistris & Carol Monroe (35)	166,666	*	166,666	-0-	0.00%
Francis T. Leyden (36)	166,666	*	166,666	-0-	0.00%
Waguna Pty Ltd (37)	200,000	*	200,000	-0-	0.00%
Laurence H. Field (38)	66,666	*	66,666	-0-	0.00%
Leon Goldenberg (39)	333,334	*	333,334	-0-	0.00%
Edward Pikus (40)	166,666	*	166,666	-0-	0.00%
Bella Jacobs (41)	166,666	*	166,666	-0-	0.00%
Unbeatable Trading Inc. Defined Benefit Plan F/B/O Raymond J. Labella (42)	166,666	*	166,666	-0-	0.00%

Unbeatable Trading Inc. Defined Benefit Plan F/B/O Shmyer Breuer and Jacob Gold (43)	166,666	*	166,666	-0-	0.00%
Unbeatable Trading Inc. Defined Benefit Plan F/B/O Shmyer Breuer and Jacob Gold (44)	166,666	*	166,666	-0-	0.00%
Sara Heiman (45)	66,666	*	66,666	-0-	0.00%
Nuala & Daniel O’Halloran (46)	166,666	*	166,666	-0-	0.00%
James Woodworth (47)	166,666	*	166,666	-0-	0.00%
Pio Costa Enterprises (48)	166,666	*	166,666	-0-	0.00%
Fortress Capital Management Group (49)	166,666	*	166,666	-0-	0.00%
Elk Grove Group, Inc. (50)	1,000,000	2.2	1,000,000	-0-	0.00%
Robert D. & Debra M. Nagy (51)	333,334	*	333,334	-0-	0.00%
Nathan B. Herzka (52)	166,666	*	166,666	-0-	0.00%
Rachel Mendelovitz (53)	166,666	*	166,666	-0-	0.00%
Mitchell Quintner (54)	166,666	*	166,666	-0-	0.00%
Cyrus Settineri (55)	166,666	*	166,666	-0-	0.00%
Richard A. & Wendy A. Weir (56)	166,666	*	166,666	-0-	0.00%
Richard A. Spencer (57)	200,000	*	200,000	-0-	0.00%
Joseph & Wanda Wisniowski (58)	333,334	1.0	333,334	-0-	0.00%
James G. Blumenthal (59)	466,666	1.0	466,666	-0-	0.00%
James Allen Schultz (60)	166,666	*	166,666	-0-	0.00%
Peter Rand (61)	200,000	*	200,000	-0-	0.00%

Stuart A. Margolis (62)	166,666	*	166,666	-0-	0.00%
Fedele N. & Susan B. Volpe (63)	333,334	1.0	333,334	-0-	0.00%
Michael P. & Kristin E. Bailey (64)	666,666	1.5	666,666	-0-	0.00%
Wilfred L. Shearer (65)	666,666	1.5	666,666	-0-	0.00%
Ronald A. Martell (66)	466,666	1.0	466,666	-0-	0.00%
Paul N. Wineland (67)	166,666	*	166,666	-0-	0.00%
Michael A. Collins (68)	100,000	*	100,000	-0-	0.00%
Martin & Beata Beck (69)	200,000	*	200,000	-0-	0.00%
Delores Bowman (70)	320,000	*	320,000	-0-	0.00%
Mystic Partners, Inc. (71)	200,000	*	200,000	-0-	0.00%
Wayne R. Miller (72)	333,334	*	333,334	-0-	0.00%
Jose Zajac (73)	266,666	*	266,666	-0-	0.00%
Michael S. Mosley (74)	166,666	*	166,666	-0-	0.00%
Ayhan & Jadranka Basci (75)	66,666	*	66,666	-0-	0.00%
Dushan Kosovich (76)	100,000	*	100,000	-0-	0.00%
Mindy A. Horowitz (77)	40,000	*	40,000	-0-	0.00%
John A. Moore (78)	200,000	*	200,000	-0-	0.00%
Whalehaven Capital Fund Limited (79)	2,000,000	4.4	2,000,000	-0-	0.00%
Carol McInnis (80)	166,666	*	166,666	-0-	0.00%
R. James Moore Defined Benefit Plan (81)	280,000	*	280,000	-0-	0.00%
Dennis A. Lauzon (82)	400,000	*	400,000	-0-	0.00%

John Pearson (83)	200,000	*	200,000	-0-	0.00%
Melvin R. Green (84)	200,000	*	200,000	-0-	0.00%
F. Thomas & Nancy M. Senior (85)	320,000	*	320,000	-0-	0.00%
Fred Vains (86)	240,000	*	240,000	-0-	0.00%
Woolsthorpe Investments Ltd. (87)	400,000	*	400,000	-0-	0.00%
Donell Blodgett (88)	320,000	*	320,000	-0-	0.00%
Tighe Taylor (89)	200,000	*	200,000	-0-	0.00%
Joseph Scalzo (90)	352,000	*	352,000	-0-	0.00%
John Shields (91)	200,000	*	200,000	-0-	0.00%
Louis Pandol (92)	320,000	*	320,000	-0-	0.00%
First Montauk Securities Corp. (93)(94)	848,749	1.9	848,749	-0-	0.00%
Ernest Pellegrino (95)(96)	262,589	*	262,589	-0-	0.00%
Angela Metelitsa (97)(98)	5,000	*	5,000	-0-	0.00%
Edward Pitlake (99)(100)	171,600	*	171,600	-0-	0.00%
Victor K. Kurylak (101)(102)	84,031	*	84,031	-0-	0.00%
Herb Kurinsky (103)(104)	84,031	*	84,031	-0-	0.00%
Mark Wachs & Associates (105)	42,000	*	42,000	-0-	0.00%
TOTAL	27,186,000	52.5	27,186,000	-0-	0.00%

* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the options and common stock purchase warrants will be issued.

(3) With the exception of First Montauk Securities Corp., Ernest Pellegrino, Angela Metelitsa, Edward Pitlake, Victor K. Kurylak and Herb Kurinsky, the number of shares owned and being registered is comprised of 50% of shares of common stock and 50% of shares of common stock underlying warrants.

(4) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.

(5) Based on 44,854,537 shares of common stock outstanding as of October 7, 2005.

(6) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(7) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(8) Represents (i) 166,666 shares of common stock and (ii) 166,667 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(9) Represents (i) 883,333 shares of common stock and (ii) 883,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(10) Represents (i) 116,667 shares of common stock and (ii) 116,666 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Robert Karsten and Susan Karsten have the power to vote and/or sell the securities owned by Karsten Leasing Partners.

(11) Represents (i) 250,000 shares of common stock and (ii) 250,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(12) Represents (i) 166,667 shares of common stock and (ii) 166,667 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(13) Represents (i) 600,000 shares of common stock and (ii) 600,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(14) Represents (i) 398,000 shares of common stock and (ii) 398,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(15) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(16) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(17) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(18) Represents (i) 166,667 shares of common stock and (ii) 166,666 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(19) Represents (i) 250,000 shares of common stock and (ii) 250,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(20) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(21) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005 .

(22) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(23) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(24) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Gary L. Kaplowitz is the Trustee of Henderson Orthopedics Profit Sharing Plan and sole person with control and power to vote and/or sell the securities owned by Henderson Orthopedic Profit Sharing Plan.

(25) Represents (i) 150,000 shares of common stock and (ii) 150,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Yoel Yogev is the sole director of El Gev Holding Ltd. and has control and power to vote and/or sell the securities owned by El Gev Holding Ltd.

(26) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(27) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(28) Represents (i) 73,333 shares of common stock and (ii) 73,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. This is an Individual Retirement Account administered by First Montauk Services and Fidelity Management Trust Company. Ronald Delvaux has voting and investment control over the shares.

(29) Represents (i) 60,000 shares of common stock and (ii) 60,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. This is an Individual Retirement Account administered by First Montauk Services and Fidelity Management Trust Company. Bonnie Delvaux has voting and investment control over the shares.

(30) Represents (i) 50,000 shares of common stock and (ii) 50,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(31) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(32) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(33) Represents (i) 50,000 shares of common stock and (ii) 50,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(34) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 200.

(35) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(36) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(37) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Greg Lloyd and Dennis Morgan Brown have control and power to vote and/or sell the securities owned by Waguna Pty. Ltd.

(38) Represents (i) 33,333 shares of common stock and (ii) 33,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(39) Represents (i) 166,667 shares of common stock and (ii) 166,667 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(40) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(41) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(42) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Beneficiary Raymond Labella and Trustee Jacob Gold have the power to sell and vote the securities owned by Unbeatable Trading Inc. Defined Benefit Plan F/B/O Raymond J. Labella.

(43) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Beneficiaries Shmyer Breuer and Jacob Gold share the power to vote and sell the shares.

(44) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Beneficiaries Shmyer Breuer and Jacob Gold share the power to vote and sell the shares.

(45) Represents (i) 33,333 shares of common stock and (ii) 33,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(46) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(47) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(48) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(49) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. General Manager Anthony PioCosta III has sole ability to vote and/or sell shares.

(50) Represents (i) 500,000 shares of common stock and (ii) 500,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Anthony P. Dupuch and Kofi C. Bain have investment and voting control over the shares.

(51) Represents (i) 166,667 shares of common stock and (ii) 166,667 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(52) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(53) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(54) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(55) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(56) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(57) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(58) Represents (i) 166,667 shares of common stock and (ii) 166,667 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(59) Represents (i) 233,333 shares of common stock and (ii) 233,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(60) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(61) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(62) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(63) Represents (i) 166,667 shares of common stock and (ii) 166,667 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(64) Represents (i) 333,333 shares of common stock and (ii) 333,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(65) Represents (i) 333,333 shares of common stock and (ii) 333,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(66) Represents (i) 233,333 shares of common stock and (ii) 233,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(67) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(68) Represents (i) 50,000 shares of common stock and (ii) 50,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(69) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(70) Represents (i) 160,000 shares of common stock and (ii) 160,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(71) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. President Michael Vanechanos has sole ability to vote and/or sell the shares.

(72) Represents (i) 166,667 shares of common stock and (ii) 166,667 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(73) Represents (i) 133,333 shares of common stock and (ii) 133,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(74) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(75) Represents (i) 33,333 shares of common stock and (ii) 33,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(76) Represents (i) 50,000 shares of common stock and (ii) 50,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(77) Represents (i) 20,000 shares of common stock and (ii) 20,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(78) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(79) Represents (i) 1,000,000 shares of common stock and (ii) 1,000,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. Whalehaven Capital Fund Limited is a private investment fund that is owned by all of its investors and managed by Michael Finkelstein and Bhavesh Singh. Evan Schemenauer, Arthur Jones and Jennifer Kelly may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such shares. Whalehaven Capital Fund Limited is not a broker-dealer and is not affiliated with a broker-dealer.

(80) Represents (i) 83,333 shares of common stock and (ii) 83,333 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005.

(81) Represents (i) 140,000 shares of common stock and (ii) 140,000 warrants exercisable at $.35 per share purchased pursuant to a private placement completed on June 24, 2005. R. James Moore has sole investment and voting control over shares.

(82) Represents (i) 200,000 shares of common stock and (ii) 200,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(83) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(84) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(85) Represents (i) 160,000 shares of common stock and (ii) 160,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(86) Represents (i) 120,000 shares of common stock and (ii) 120,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(87) Represents (i) 200,000 shares of common stock and (ii) 200,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004. The Board of Directors of Woolsthorpe Investments Ltd is divided into the following two groups for purposes of exercising investment control. Group A: Kevin O'Connell; Susan J Buesnel; Catherine A Pigeon. Group B: Glenys Bisson; Susan A Carter; Susan Davison; Joe Pinzari; Delyse Whitehead. Exercise of investment control is accomplished by two signatures from Group A or one signature from Group A and one signature from Group B.

(88) Represents (i) 160,000 shares of common stock and (ii) 160,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(89) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(90) Represents (i) 176,000 shares of common stock and (ii) 176,000 warrants exercisable at $.30 per share received pursuant to a private placement completed on September 28, 2004.

(91) Represents (i) 100,000 shares of common stock and (ii) 100,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(92) Represents (i) 160,000 shares of common stock and (ii) 160,000 warrants exercisable at $.30 per share purchased pursuant to a private placement completed on September 28, 2004.

(93) First Montauk Securities Corp. is a registered broker-dealer and NASD member firm. First Montauk is a registered broker-dealer and is controlled by the Board of Directors of First Montauk, which has the control and power to vote and/or sell the securities owned by First Montauk.

(94) Represents (i) 126,040 warrants exercisable at $.30 per share received as compensation for services rendered in connection with a private placement completed on September 28, 2004 and (ii) 722,709 warrants exercisable at $.35 per share received as compensation for services rendered in connection with a a private placement completed on June 24, 2005.

(95) Mr. Pellegrino is affiliated with First Montauk Securities Corp., a registered broker-dealer and NASD member firm, and has acquired these securities in the ordinary course of business as compensation.

(96) Represents (i) 40,560 warrants exercisable at $.30 per share received as compensation for services rendered in connection with a private placement completed on September 28, 2004 and (ii) 222,029 warrants exercisable at $.35 per share received as compensation for services rendered in connection with a a private placement completed on June 24, 2005.

(97) Ms. Metelitsa is affiliated with First Montauk Securities Corp., a registered broker-dealer and NASD member firm, and has acquired these securities in the ordinary course of business as compensation.

(98) Represents 5,000 warrants exercisable at $.30 per share received as compensation for services rendered in connection with a private placement completed on September 28, 2004.

(99) Mr. Pitlake is affiliated with First Montauk Securities Corp., a registered broker-dealer and NASD member firm, and has acquired these securities in the ordinary course of business as compensation.

(100) Represents 171,600 warrants exercisable at $.30 per share received pursuant to a private placement completed on September 28, 2004.

(101) Victor K. Kurylak is affiliated with First Montauk Securities Corp., a registered broker-dealer and NASD member firm, and has acquired these securities in the ordinary course of business as compensation.

(102) Represents 84,031 warrants exercisable at $.35 per share received as compensation for services rendered in connection with a a private placement completed on June 24, 2005.

(103) Herb Kurinsky is affiliated with First Montauk Securities Corp., a registered broker-dealer and NASD member firm, and has acquired these securities in the ordinary course of business as compensation.

(104) Represents 84,031 warrants exercisable at $.35 per share received as compensation for services rendered in connection with a a private placement completed on June 24, 2005.

(105) Represents 42,000 shares of common stock issued as compensation for services to be rendered. Mark Wachs has investment and voting control over the shares.

 PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

▪

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪

an exchange distribution in accordance with the rules of the applicable exchange;

▪

privately negotiated transactions;

▪

settlement of short sales;

▪

broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

▪

a combination of any such methods of sale; and

▪

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. One of the Selling Stockholders, First Montauk Securities Corp., is a registered broker dealer and NASD member firm. First Montauk served as placement agent in both of our recently completed private placement offerings and received, in addition to commissions, warrants to purchase an aggregate of 343,200 shares of our Common Stock with an exercise price of $0.30 per share in connection with our September 2004 offering and warrants to purchase an aggregate of 1,112,800 shares of our Common Stock with an exercise price of $0.35 per share in connection with our June 2005 offering which was completed on June 24, 2005. The registration statement of which this Prospectus forms a part includes the shares underlying the warrants held by First Montauk. In addition, in October of 2003, First Montauk was retained by Great Western Parks LLC as a financial advisor and consultant, for which it received stock compensation equal to 4.2% of Great Western Parks LLC. or a resulting public company.  As a result of the acquisition of assets from Great Western Parks LLC, First Montauk and its designees currently own 1,268,400 shares of our common stock.

Pursuant to NASD Rule 2710(g), all securities received by First Montauk Securities Corp and its affiliates or associated persons as described above (including warrants and/or share issuable upon exercise of warrants) and received within the 180 period prior to the filing of the registration statement of which this Prospectus forms a part or received after the filing date which are deemed by the NASD to be compensation ,shall not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days immediately following the date of this prospectus. First Montauk Securities Corp. and its affiliates or associated persons holding an aggregate of 1,112,800 shares issuable upon exercise of warrants included in this prospectus have entered into lock-up agreements, effective July 25, 2005, which reflect the aforementioned requirements of NASD Rule 2710(g).

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. Should the Selling Stockholders sell shares of our common stock short, our stock price may decline as a result. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock, however, they may elect to sell their shares through First Montauk Securities Corp. as described below. As a broker dealer who is also a selling shareholder, First Montauk may be deemed an underwriter with respect to the shares it may sell pursuant to this Prospectus.

In order to comply with the securities laws of some states, the Selling Stockholders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling shareholder complies with the exemption.

Great American Family Parks is required to pay certain fees and expenses incurred by us incident to the registration of the shares. Great American Family Parks has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

First Montauk is an "underwriter" within the meaning of the Securities Act of 1933. With the exception of First Montauk, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

First Montauk has indicated to us its willingness to act as selling agent on behalf of the selling shareholders named in the Prospectus under "Selling Stockholders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by First Montauk would be in transactions executed by First Montauk on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4.5% of the gross proceeds. First Montauk does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through First Montauk.  In the event that there are other broker dealer firms involved in the distribution of securities on behalf of selling shareholders, the maximum commission or discount to be received will not be greater than 8% of the sale of any securities which were registered pursuant to this prospectus under SEC Rule 415.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this Prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

▪

it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

▪

the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

▪

whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

▪

in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of NASD for review.

No persons associated with us or the selling shareholders may participate in the distribution of the shares to be offered by selling shareholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 with respect to exemption from registration as a broker/dealer.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Any selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

At the time a selling shareholder makes a particular offer of shares we will, if required under applicable rules and regulations, distribute a Prospectus supplement that will set forth:

▪

the number of shares that the Selling Holder is offering;

▪

the terms of the offering, including the name of any underwriter, dealer or agent;

▪

the purchase price paid by any underwriter;

▪

 any discount, commission and other underwriter compensation;

▪

discount, commission or concession allowed or reallowed or paid to any dealer; and

▪

the proposed selling price to the public.

 We will not receive any proceeds from sales of any shares by the selling shareholders.

 LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

LEGAL PROCEEDINGS

We may become involved in a lawsuit or legal proceeding at any time in the ordinary course of business. Litigation is subject to inherent uncertainties, and an unexpected adverse result may arise that may adversely affect our business. We are currently not aware of any litigation pending or threatened for any reason. We are not aware of any additional legal proceeding or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

 EXPERTS

The financial statements as of December 31, 2005 and for the year ended December 31, 2004 are incorporated in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Madsen & Associates Inc., Certified Public Accountants, and are included herein in reliance upon the authority of this firms as experts in accounting and auditing.

 FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking  statements that address,  among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional  revenue  sources. The forward-looking  statements are based on our current expectations and are subject to risks,  uncertainties and  assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, fluctuations in currency exchange rates or interest rates, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

 AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Great American Family Parks, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Upon effectiveness of our registration statement on Form SB-2, we will be subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330 Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

 FINANCIAL STATEMENT INDEX

Great American Family Parks, Inc. and Subsidiary Unaudited Financial Statements for the Nine Months Ending September 30, 2006	45

Great American Family Parks, Inc. and Subsidiary Financial Statements for the Year Ending December 31, 2005	59

GREAT AMERICAN FAMILY PARKS, INC.

Financial Statements for the Nine Months Ending September 30, 2006

(The rest of this title page purposely left blank.)

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - unaudited

September 30, 2006

____________________________________________________________________________________________

ASSETS
CURRENT ASSETS
Cash	$134,491
Accounts receivable - trade	2,621
Inventory	148,807
Prepaid expenses	101,795
Total Current Assets	387,714

PROPERTY and EQUIPMENT - net of accumulated depreciation	5,684,232

OTHER ASSETS
Deposits	11,483
Franchise fees	33,703
Intercompany advances - affiliates	41,600
86,786
$6,158,732

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$569,652
Accounts payable - related parties	197,179
Current maturities - incentive program advances	10,687
Current maturities - note payable	28,339
Current maturities - mortgage payable - theme park	55,001
Total Current Liabilities	860,858

LONG TERM LIABILITIES - net of current maturities
Incentive program advances	28,641
Note payable	662,912
Mortgage payable - theme park	2,201,950
2,893,503
STOCKHOLDERS' EQUITY
Common stock
300,000,000 shares authorized, at $.001 par value;
51,726,537 shares issued and outstanding	51,726
Capital in excess of par value	3,500,070
Retained earnings (deficit)	(1,147,425)
2,404,371
$6,158,732

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS - unaudited

For the Three and Nine Months Ended September 30, 2006 and 2005

 ____________________________________________________________________________________________

	Three Months		Nine Months
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2006	2005	2006	2005

SALES	$3,352,566	$2,359,741	$8,185,073	$5,269,012

COST OF SALES	2,599,423	1,825,939	6,040,317	4,251,725

Gross Profit	753,143	533,802	2,144,756	1,017,287

OPERATING EXPENSES

Administrative	877,984	516,570	2,005,037	1,239,765
Depreciation & amortization	70,289	62,392	190,747	114,924

	948,273	578,962	2,195,784	1,354,689

NET PROFIT (LOSS) FROM
OPERATIONS	(195,130)	(45,160)	(51,028)	(337,402)

OTHER INCOME AND EXPENSES

Other income	7,311	-	21,361	3,058
Interest expense	(52,206)	(56,983)	(187,273)	(93,403)
Extended closing penalty – theme park	-	-	-	(62,500)

NET PROFIT (LOSS)	$(240,025)	$(102,143)	$(216,940)	$(490,247)

NET PROFIT (LOSS) PER COMMON SHARE

Basic and diluted	$-	$-	$-	$(.01)

AVERAGE OUTSTANDING SHARES -
(stated in 1,000's)

Basic	48,336	39,065	46,452	35,142
Diluted	62,636	53,365	60,752	49,442

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Three and Nine Months Ended September 30, 2006 and 2005

 ____________________________________________________________________________________________

			Capital in
	Common Stock		Excess of	Retained
	Shares	Amount	Par Value	Earnings

Balance January 1, 2004	30,200,000	$30,200	$(33,619)	$186,594

Issuance of common stock for cash -
net of issuance costs - September 2004	1,716,000	1,716	361,867	-
Issuance of common stock for payment
of debt - September 2004	1,268,400	1,268	22,762	-
Interest expense on value of contingent debt	-	-	1,477	-
Net operating loss for the year
ended December 31, 2004	-	-	-	(280,406)

Balance December 31, 2004	33,184,400	33,184	352,487	(93,812)

Adjustment to outstanding stock resulting
from change in transfer agents	137	-	-	-
Issuance of common stock for cash at $.30 -
net of issuance costs	11,128,000	11,128	2,841,093	-
Issuance of common stock for expenses -
acquisition of theme park – at $.30	80,000	80	23,920	-
Issuance of common stock for services at $.30	554,000	554	165,646	-
Interest expense on value of contingent debt	-	-	1,504	-
Net operating loss for the year
ended December 31, 2005	-	-	-	(836,673)

Balance December 31, 2005	44,946,537	44,946	3,384,650	(930,485)

Issuance of common stock for services	6,780,000	6,780	115,420	-
Net operating loss for the nine months
ended September 30, 2006	-	-	-	(216,940)

Balance September 30, 2006	51,726,537	$51,726	$3,500,070	$(1,147,425)

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2006 and 2005

____________________________________________________________________________________________

	Sept 30,	Sept 30,
	2006	2005
CASH FLOWS FROM
OPERATING ACTIVITIES

Net profit (loss)	$(216,940)	$(490,247)
Adjustments to reconcile net loss to
net cash provided by operating activities

Depreciation & amortization	190,747	114,924
Issuance of capital for expenses	122,200	103,000
Interest on value of contingent debt	-	1,880
Changes in
Accounts receivable	(6,854)	38,740
Inventory	(35,034)	(55,724)
Prepaid expenses & deposits	(114,384)	28,325
Accounts payable	93,785	203,853
Incentive program advances	-	(7,865)

Net Change From Operations	33,520	(63,114)

CASH FLOWS FROM INVESTING
ACTIVITIES
Purchase of property & equipment	(74,063)	(2,467,670)

CASH FLOWS FROM FINANCING
ACTIVITIES
Proceeds from loans – related parties	197,179	-
Proceeds from issuance of capital stock	-	2,852,221
Payments on notes payable	(85,358)	(118,817)
	111,821	2,733,404

Net Change in Cash	71,278	202,620
Cash at Beginning of Period	63,213	29,813
Cash at End of Period	$134,491	$232,433

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest expense	$187,273	$91,523
Issuance of common shares for expenses	122,200	103,000

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

September 30, 2006

____________________________________________________________________________________________

1.

ORGANIZATION

Great American Family Parks, Inc. (GAFP) (formally Royal Pacific Resources, Inc.) is a Nevada corporation formed during 2002 for the purpose of merging with Painted Deseret Uranium and Oil Company, Inc., a Washington corporation, incorporated in 1954, with the merger being  completed on July 25, 2002.

On December 23, 2003  GAFP completed the acquisition of all member interests in Crossroads Convenience Center, LLC (CCC) from Great Western Parks LLC by the issuance of 27,067,000 shares of its common capital stock, representing 91.4% of the outstanding stock after the acquisition, which was accounted for as a reverse acquisition,  in which Great Western Parks LLC was considered to be the acquirer of Royal Pacific Resources Inc. for  reporting purposes.  The outstanding stock of GAFP before the acquisition was 2,533,000 and after  29,600,000. The continuing operations of the business are those of CCC  including its prior historical financial statements and the operations of GAFP from December 23, 2003.  The financial statements show a retroactive restatement of  CCC’s  historical members’ equity to reflect the equivalent number of shares of common stock issued  in the acquisition.

Crossroads Convenience Center, LLC (CCC) was organized under the laws of the State of Idaho on June 18, 1998. CCC’s primary business activity is operating a retail convenience center, which includes a Chevron gasoline station, and a convenience store in Nampa, Idaho.

On November 8, 2004, the Company entered into an “Asset Purchase Agreement” with Ron Snider & Associates, Inc. to purchase animals and other  park  property for an animal theme park in Pine Mountain Georgia, with an extended closing date to June 13, 2005. The Company  organized  a  Georgia Corporation with the name of “Wild Animal Safari, Inc.,” a wholly owned subsidiary,  to  receive the assets and to  manage the  animal theme park.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise any common  share rights unless the  exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Revenue Recognition

The major source of income is received in the form of  cash sales from a convenience center and gas station, and a theme park. Revenue is recognized  upon receipt of the cash from the sale of a product or service.

Advertising and Market Development

The company  expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

CCC is a limited liability company with all tax attributes passing through to its members.  Before the acquisition date of December 23, 2003, the income of CCC passed through to the former members.  Accordingly, there is no provision for income taxes in the accompanying financial statements associated with the income of CCC prior to acquisition.  After the acquisition by GAFP the income or loss of CCC passes through to GAFP, the sole member of CCC.  On September 30, 2006, the Company and its subsidiaries had a net operating loss available for  carry forward of  $1,429,411.  The tax benefit of approximately $429,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company is unable to project a reliable future net income.  The loss carryforward expires beginning in 2026.

Principles of Consolidation

The accompanying consolidated financial statements  includes the accounts of GAFP, (parent) and its subsidiaries CCC, and Wild Animal Safari, Inc.   Revenues and expenses of GAFP are included  for the period subsequent to  December 23,  2003 and  includes the accounts of CCC and Wild Animal Safari, Inc. from their inceptions.  All material intercompany accounts and transactions have been eliminated.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks except for the accounts receivable, however, the Company considers the accounts to be fully collectable.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with  accounting principles  generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from the estimates that were assumed in preparing these financial statements.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to thirty nine years. A summary is included below.

Land	$ 1,942,005
Buildings and improvements	3,378,764
Equipment	644,699
Leased equipment	223,728
Animals	403,698
Less accumulated depreciation	(908,662)
Net	$ 5,684,232

Inventory

Inventory consists of fuel, food, beverages, park supplies, and other convenience store items, and are stated at the lower of cost or  market.  Cost is determined on the first-in, first-out  method.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of  the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________________________

3.  NOTE PAYABLE

During 1999, the Company entered into a note agreement with a lending institution to borrow  $828,976 for the construction and start-up costs of the convenience store facility under the U.S. Small Business Administration guarantee program.  The note is secured by a deed of trust in favor of the lender on the real property owned by the Company, the assignment of a life insurance policy on the managing member’s life, and a second Deed of Trust on real property owned by the managing member.  The note is payable monthly with interest at the prime rate plus 5% and matures in August 2022.  The total interest rate adjustment over the life of the loan is limited to either 5% below or above the initial rate of 8.25%.

At January 1, 2006  the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount
2006	28,339
2007	29,715
2008	31,158
2009	32,671
2110	34,257
Thereafter	535,111

4.  MORTGAGE PAYABLE - THEME PARK

On November 8, 2004, the Company entered into an “Asset Purchase Agreement” with Ron Snider & Associates, Inc. to purchase animals and other  park  property for a theme park in Pine Mountain Georgia  for   $700,000, with an extended closing date of June 13, 2005.  At closing the Company  paid $350,000  and a promissory note for the balance.  The promissory note includes interest at 7.5% per annum and will be payable in eighty-three monthly installments of principle and interest of $5,368.  The Company also entered  into a “Real Estate Purchase Agreement” with individuals and a partnership for the acquisition of the land underlying the  theme park site, including the improvements, buildings, and fixtures  for  $4,000,000.  The Company  paid  $2,000,000  and a promissory note for $2,000,000 for the balance at closing.  The note for the purchase of the real property will bear interest at 7.5% per annum and will be payable in eighty-three monthly installments of principal and interest of $30,676.  Both notes are secured by a first priority Security Agreement on the  assets and a first Security Deed on the real estate.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________

4.  NOTE PAYABLE - THEME PARK - continued

On November 17, 2005 Wild Animal Safari, Inc. (subsidiary) completed the refinancing of the debt  incurred on June 13, 2005, above, in the acquisition of the Wild Animal Safari theme park from Ron Snider & Associates, Inc. and related entities. This refinancing was obtained from Commercial Bank & Trust Company of Troup County in LaGrange, Georgia. As a result of this refinancing, Ron Snider & Associates, Inc. and its affiliated entities were paid in full and the liens which were held by those entities against the Wild Animal Safari theme park assets were released. In place of the original seven year financing, which was provided  by the Snider entities , there is now a loan due by Wild Animal Safari, Inc. to Commercial Bank & Trust.

This new loan will be repaid in monthly installments based on a twenty year amortization schedule. The interest rate on the new loan is  7.75%  for the first five years. The interest rate will be renegotiated at the end of the initial five years of the payment term on November 17, 2010, but as part of the refinancing  the bank has agreed to extend the payment term for an additional fifteen years after November 17, 2010, subject to  no default.  The new loan is secured by a first priority security agreement and a first priority security deed on the Wild Animal Safari theme park assets.

In addition, on November 17, 2005,  Wild Animal Safari, Inc. (subsidiary) obtained a line of credit loan from Commercial Bank & Trust Company of Troup County for working capital purposes in the principal amount of $200,000.  This line of  credit  loan is renewable annually, subject to the satisfactory performance by Wild Animal Safari, Inc. under the terms of the line of credit. It is also secured by a lien on the Wild Animal Safari theme park assets.

At January  1, 2006, the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount
2006	55,001
2007	59,418
2008	64,190
2009	69,345
2110 and thereafter	2,008,997

5.  INVESTMENT INCENTIVE PROGRAM

In September 1999, the Company received $107,520 as an advance for the construction of  a service station facility from  Chevron’s  Investment Incentive Program.   Under this program, the Company is required to sell 1,680,000 gallons (the “base volume”) of gasoline per year during the first four years of operation.  If the Company sells less than the base volume, a repayment is required equal to $.02 per gallon times the deficiency.  If the Company sells more than the base volume, the Company would receive an amount equal to $.02 per gallon times the excess with total payments including the initial advance not to exceed $160,000.  After four years, no minimum gallons  are required, and no further adjustments are made to the incentive.  As  of  September 30, 2006, the Company had not sold the minimum gallons and has made repayments totaling $44,596 covering its sales deficiency through September 2006.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________

5.  INVESTMENT INCENTIVE PROGRAM - continued

If the Company discontinues the sale of Chevron branded products during the ten-year period after the start of operations (September 1999), the incentive advances under this program are required to be reimbursed, less 1/120 of such advance for each month elapsed during the ten-year period.   The balance due under the incentive contract  at September 2003 is being amortized on a straight line basis over the remaining term of the contract and is included in the Statement of Operations as a reduction to fuel cost of goods sold.

6.  CAPITAL STOCK

On September 27, 2004, the Company issued 2,984,400  private placement  common shares  for cash, and 2,059,200 warrants under a Purchase Agreements dated June 10, 2004.  Each  warrant includes the right to purchase an additional common share at $.30 per share at any time within five years.

During June 2005 the Company completed an offering of 11,128,000 common shares for cash.  Included as part of the sale were warrants to purchase 11,128,000 common shares at any time before June 23, 2010 at an exercise price of $.35.  During June through December 2005 the Company  issued 634,000 common shares for services and expenses at $.30 and during the nine months ended September 30, 2006 the Company issued 6,780,000 common shares for services.

On the date of this report none of the warrants had been exercised.

7.  SIGNIFICANT  TRANSACTIONS WITH RELATED PARTIES

Officer-director’s and their controlled entities have acquired 33% of the outstanding common stock of the Company, and during the nine months ended September 2006 the Company paid  $237,731   in salaries to officers-directors.

On September 30, 2006 the Company had made no interest, demand loans  to affiliates of $41,600 (the affiliation resulted by common officers in the affiliates and the Company) and has accounts payable due related parties of $197,179.

Employment Agreements

On February 1, 2005, the Company entered  into separate employment agreements with four officers which provides for base annual salaries of  aggregate payments of $260,000, as compensation for the part-time employment of the officers until a second theme park is acquired.  Each agreement has a base term of  three  years effective on February 1, 2005 and provides for base annual salaries of $120,000 to Larry Eastland, the president and CEO, $40,000 to Dale Van Voorhis, the CFO, and $60,000 to James Meikle, President of the Theme Park.   The agreements are  renewable for additional period of two  years, unless  notice is given to the contrary.  Upon the acquisition of a second theme park, the salaries will increase to aggregate payments of $330,000 and provides for base annual salaries of respectively  $170,000, $60,000, and $100,000.   With the acquisition of additional theme parks, salaries will be reviewed with consideration given to resulting increased work and responsibility.   Health insurance is provided in the form of a Blue Cross Plan for two officers and their  families.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________

7.  SIGNIFICANT  TRANSACTIONS WITH RELATED PARTIES - continued

The president of the Company will receive an annual cash bonus based upon a percentage of our pre-tax income (as defined therein) for each fiscal year covered by the employment agreement at a percentage of 2%.  No bonus is payable unless  the Company earns pre-tax income in excess of $500,000.  Each of the employment agreements also provides for the payment of additional severance compensation, in amounts based on a formula of not less than three  times the executive’s then current base salary, at any time during the term  when either of the following occurs: (i) the agreement is terminated by us without cause (as defined therein), or (ii) terminated by the executive due to a change in control (as defined therein).  These agreements also entitle the officers to participate in Stock Option Plans.  Upon hiring additional marketing personnel, we may enter into additional employment agreements, which we anticipate may contain similar terms to our existing employment agreements.’

Consulting agreement

The Company entered into a consulting agreement with Ronald E. Snider, former owner of the theme park, effective upon the acquisition of the park, which provides for the sum of $149,868 over three years in monthly installments of $4,163.

8.  CONTINGENCIES

Painted Desert (see organization above) owned or controlled properties on private and public lands in several states in the Western United States for purposes of exploring for and developing commercial mineral deposits. The Company’s efforts proved unsuccessful,   and as of December 31, 1995, the Company had abandoned all of its interests in mineral and mining properties.  The Company and its properties have been subject to a variety of federal and state regulations governing land use and environmental matters.  The Company accrues liabilities relating to environmental damages and claims only when it is probable that such liabilities exist and their amounts can be reasonably estimated.  During the 1970's, the Company held leasehold interests in two mining properties known as the Silver Strike Mine and the Blue Star Prospect located in Shoshone County of Northern Idaho, on which the Company participated in various exploration and mining activities.  The Silver Strike Mine and Blue Star Prospect claim areas are currently listed by the Environmental Protection Agency  as potentially contaminated sites and sources for potential contamination of drainages leading into the Coeur d’ Alene River Basin.  The Company has not received any notification of a pending action or proceeding against the Company relating to environmental damages it may be responsible for.  However, in recent years, certain other companies involved in mining activities on property interests upland of the Coeur d’ Alene River Basin have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and have entered into consent decrees with the EPA and the state of Idaho, concerning environmental remediation  obligations and damages to  natural resources in the Coeur D’Alene River Basin. As of September 30, 2006, the Company has not accrued any amounts for the potential  liability associated with any environmental claims  because any potential claim amount is undeterminable.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________

9.  GOING CONCERN

The Company intends  to continue the  development of  its business interests,  however, there is insufficient  working capital necessary to be successful in this effort and to service its debt which raises substantial doubt about its ability to continue as a going concern.

The Company and its subsidiaries have a  negative current working capital which indicates an inability to operate for the coming year, however, its major source of income is from cash sales which will provide sufficient cash flow to service its current debt. The Company will need additional funding to acquire the new  assets  contemplated in the future.  During the second quarter 2005 the Company  received  additional  funding needed to complete the  purchase of a  theme park  thru the sale of private placement common stock and it will seek additional  equity and debt financing mechanisms, both public and private,   to be in a position to take advantage of its acquisition opportunities for the purchase of additional theme parks, however,  the Company will be able to operate  its divisions for the coming year from the proceeds of cash sales even if the funding necessary to complete the proposed acquisitions fails.

10.  PURCHASE OF FOOD FRANCHISES

The Company completed two franchise agreements for food sales which includes an initial payment of $10,000 and royalties of 7% of  the  sales, to continue for five years. The initial payment will  be amortized to expense over five years.

11. OPERATING SEGMENT DISCLOSURE

Included in the following are the condensed   operating statements of Great American Family Parks, Inc (parent), CCC, and the animal theme park (subsidiaries) for the nine months ended September 30, 2006.

Stated in 1,000's.

GAFP is the administrative division that serves CCC and the theme park.

CCC , a wholly owned subsidiary of the Company,  which operates a  retail convenience center,  including a Chevron gasoline station, and a convenience store in Nampa, Idaho.

Wild Animal Safari, Inc.,  a wholly owned subsidiary of the Company, operates a wild animal theme park located in Pine Mountain, Georgia.  The cost of sales shown for the theme park includes all direct costs, including supplies, park wages, animal food, truck expense, depreciation, and maintenance.

There were no inter-company operational transactions and no provision for income tax has been provided because a net operating loss carryforward  is  available to offset any profit.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

September 30, 2006

____________________________________________________________________________________________

12. OPERATING SEGMENT DISCLOSURE - continued

	GAFP	CCC	Theme	Adjust-	Total
			Park	ments

SALES	$-	$6,375	$1,810		$8,185

COST OF SALES	-	5,877	827		6,704
Gross Profit	-	498	983		1,481

EXPENSES

Administration	573	414	442		1,429
Depreciation and amortization	8	74	-		82
Interest	-	49	138		187
	581	537	580		1,698

NET PROFIT (LOSS)
-before income tax	$(581)	$(39)	$403		$(217)

12.  SUBSEQUENT  EVENTS

On October 31, 2006 the Company sold the assets of Crossroads Convenience Center (CCC) in a two step sale.  The inventory, personal property, and good will was sold for $300,000 cash and a $300,000 note, and  an option was given to sell the real property and land for $2,400,000.  It is anticipated that the option will close during November 2006.   The two stage sale will result in a gain of approximately $1,100,000.

GREAT AMERICAN FAMILY PARKS, INC.

Financial Statements for the Year Ending December 31, 2005

(The rest of this title page purposely left blank.)

MADSEN & ASSOCIATES. CPA’s INC.

 684 East Vine St.   #3

Certified Public Accountants and Business Consultants

Murray, Utah 84107

Telephone 801-268-2632

Board of Directors

Great American Family Parks, Inc. and Subsidiaries

Eagle, Idaho

   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Great American Family Parks, Inc. and Subsidiaries at December 31, 2005, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great American Family Parks,  Inc. and Subsidiaries at December 31, 2005,  and the statements of operations, and cash flows for the years ended December 31, 2005 and 2004  in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company will need additional working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

April 21, 2006                                        /s/ Madsen & Associates, CPA’s Inc.

Murray, Utah

GREAT AMERICAN FAMILY PARKS, INC.  and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005

_________________________________________________________________________________

ASSETS
CURRENT ASSETS
Cash	$63,213
Accounts receivable - trade	21,289
Inventory	113,773
Prepaid expenses	32,124
Total Current Assets	230,399

PROPERTY and EQUIPMENT - net of depreciation	5,797,868

OTHER ASSETS
Deposits	4,300
Franchise fees - net of amortization	8,800
Loan fees - net of amortization	27,951
Intercompany advances - affiliates	3,197
44,248
$6,072,515
LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$491,460
Current portion - incentive program advances	10,687
Current portion - note payable	28,339
Current portion - mortgage payable - theme park	55,001
Current portion - capital lease obligations	31,588
Total Current Liabilities	617,075

LONG TERM LIABILITIES - net of current portions
Incentive program advances	28,641
Note payable	677,817
Mortgage payable - theme park	2,240,815
2,947,273
STOCKHOLDERS’ EQUITY
Common stock
300,000,000 shares authorized, at $.001 par value;
44,946,537 shares issued and outstanding	44,946
Capital in excess of par value	3,384,650
Retained earnings (deficit)	(921,429)
2,508,167
$6,072,515

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended December 31, 2005 and 2004

________________________________________________________________________________________

	Dec 31,	Dec 31,
	2005	2004

SALES	$6,978,066	$4,610,452

COST OF SALES	5,640,825	4,021,247

Gross Profit	1,337,241	589,205

OPERATING EXPENSES

Administrative	1,850,509	718,066
Depreciation & amortization	106,517	101,053
	1,957,026	819,119

NET PROFIT (LOSS) FROM OPERATIONS	(619,785)	(229,914)

OTHER INCOME AND EXPENSES

Interest income	3,060	-
Other income	17,840	-
Interest expense	(228,732)	(50,492)

NET LOSS	$(827,617)	$(280,406)

NET LOSS PER COMMON SHARE

Basic and diluted	$(.02)	$-

AVERAGE OUTSTANDING SHARES – (stated in 1,000's)

Basic	36,634	30,946
Diluted	49,821	44,133

                                             The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period January 1, 2002 to December 31, 2005

____________________________________________________________________________________

			Capital in
	Common Stock		Excess of	Retained
	Shares	Amount	Par Value	Earnings

Balance January 1, 2002	27,067,000	$27,067	$(44,389)	$247,454

Net operating loss for the year ended
December 31, 2002	-	-	-	(55,876)

Issuance of common stock for acquisition -
Royal Pacific Resources, Inc.	2,533,000	2,533	-	-

Balance December 23, 2003 -
subsequent to acquisition	29,600,000	29,600	(44,389)	191,578

Issuance of common stock for services	600,000	600	10,770	-
Net operating loss for the year ended
ended December 31, 2003	-	-	-	(4,984)

Balance December 31, 2003	30,200,000	30,200	(33,619)	186,594

Issuance of common stock for cash -
net of issuance costs - September 2004	1,716,000	1,716	361,867	-
Issuance of common stock for payment
of debt - September 2004	1,268,400	1,268	22,762	-
Interest expense on value of contingent debt	-	-	1,477	-
Net operating loss for the year
ended December 31, 2004	-	-	-	(280,406)

Balance December 31, 2004	33,184,400	33,184	352,487	(93,812)

Adjustment to outstanding stock resulting
from change in transfer agents	137	-	-	-
Issuance of common stock for cash at $.30 -
net of issuance costs	11,128,000	11,128	2,841,093	-
Issuance of common stock for expenses -
theme park - at $.30	80,000	80	23,920	-
Issuance of common stock for services
at $.30	554,000	554	165,646	-
Interest expense on value of contingent debt	-	-	1,504	-
Net operating loss for the year
ended December 31, 2005	-	-	-	(827,617)

Balance December 31, 2005	44,946,537	$44,946	$3,384,650	$(921,429)

                                             The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004

  _______________________________________________________________________________________________

	Dec 31,	Dec 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(827,617)	$(280,406)
Adjustments to reconcile net loss to
net cash provided by operating
activities
Depreciation & amortization	106,517	101,053
Issuance of capital stock for services & expenses	190,200	-
Changes in
Intercompany advances	68,086	(46,336)
Accounts receivable	11,949	(7,695)
Inventory	(49,705)	(13,210)
Prepaid expenses & deposits	17,476	(47,015)
Accounts payable	334,214	21,318
Incentive program advances	-	(10,488)

Net Change From Operations	(148,880)	(282,779)

CASH FLOWS FROM INVESTING ACTIVITIES
Franchise fees	(10,000)	-
Purchase of property & equipment	(4,853,167)	(14,406)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of capital stock	2,852,221	363,583
Payments of capital lease obligations	(39,620)	(36,747)
Payments on notes payable	(34,072)	(25,669)
Net proceeds from mortgage payable	2,266,918	-
	5,045,447	301,167

Net Change in Cash	33,400	3,982
Cash at Beginning of Period	29,813	25,831

Cash at End of Period	$63,213	$29,813

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest	$228,732	$50,492
Issuance of common stock for services & expenses	190,200

The accompanying notes are an integral part of these financial statements.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2005

________________________________________________________________________________________________

1.

ORGANIZATION

Great American Family Parks, Inc. (GAFP) (formally Royal Pacific Resources, Inc.) is a Nevada corporation formed during 2002 for the purpose of merging with Painted Desert Uranium and Oil Company, Inc., a Washington corporation, incorporated in 1954, with the merger being  completed on July 25, 2002.

On December 23, 2003 GAFP completed the acquisition of all member interests in Crossroads Convenience Center, LLC (CCC) from Great Western Parks LLC by the issuance of 27,067,000 shares of its common capital stock, representing 91.4% of the outstanding stock after the acquisition, which was accounted for as a reverse acquisition, in which Great Western Parks LLC was considered to be the acquirer of Royal Pacific Resources Inc. for reporting purposes.  The outstanding stock of GAFP before the acquisition was 2,533,000 and after 29,600,000. The continuing operations of the business are those of CCC including its prior historical financial statements and the operations of GAFP from December 23, 2003.  The financial statements show a retroactive restatement of CCC’s historical members’ equity to reflect the equivalent number of shares of common stock issued in the acquisition.

 Crossroads Convenience Center, LLC (CCC) was organized under the laws of the State of Idaho on June 18, 1998. CCC’s primary business activity is operating a retail convenience center, which includes a Chevron gasoline station, and a convenience store in Nampa, Idaho.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Revenue Recognition

The major source of income is received in the form of cash sales from a convenience center and gas station, and a theme park. Revenue is recognized upon receipt of the cash from the sale of a product or service.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

CCC is a limited liability company with all tax attributes passing through to its members.  Before the acquisition date of December 23, 2003, the income of CCC passed through to the former members.  Accordingly, there is no provision for income taxes in the accompanying financial statements associated with the income of CCC prior to acquisition.  After the acquisition by GAFP the income or loss of CCC passes through to GAFP, the sole member of CCC.  On December 30, 2005, the Company and its subsidiaries had a net operating loss available for carry forward of $1,174,941.  The tax benefit of approximately $352,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company is unable to project a reliable future net income. The loss carryforward expires in 2026.

Principles of Consolidation

The accompanying consolidated financial statements includes the accounts of GAFP, (parent) and its subsidiaries CCC, and Wild Animal Safari, Inc.   Revenues and expenses of GAFP are included for the period subsequent to December 23, 2003 and includes the accounts of CCC and Wild Animal Safari, Inc. from their inceptions.  All material intercompany accounts and transactions have been eliminated.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks except for the accounts receivable, however, the Company considers the accounts to be fully collectable.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from the estimates that were assumed in preparing these financial statements.

GREAT AMERICAN FAMILY PARKS,  INC.  and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from five to thirty nine years. A summary is included below.

Land	$1,942,005
Buildings and improvements	3,378,764
Equipment	576,027
Leased equipment	223,728
Animals	400,648
Less accumulated depreciation	(723,304)
Net	$5,797,868

Inventory

Inventory consists of fuel, food, beverages, park supplies, and other convenience store items, and are stated at the lower of cost or market.  Cost is determined on the first-in, first-out  method.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.   INTEREST EXPENSE ON VALUE OF CONTINGENT DEBT ON MEMBER PROPERTY

In 1999, the Company obtained a loan for the acquisition and construction of its property and improvements.  The lending agency required various forms of collateral to secure the debt, including a second deed of trust on real property owned by a member of CCC.  The Company recognized a value of $50,000 for the use of the additional collateral.  The amount is being amortized to interest expense over the 23 year life of the loan by an addition to the stockholders’ equity. The Company is currently seeking refinancing and a removal of the second deed of trust on the member property.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

4.  NOTE PAYABLE

During 1999, the Company entered into a note agreement with a lending institution to borrow $828,976 for the construction and start-up costs of the convenience store facility under the U.S. Small Business Administration guarantee program.  The note is secured by a deed of trust in favor of the lender on the real property owned by the Company, the assignment of a life insurance policy on the managing member’s life, and a second Deed of Trust on real property owned by the managing member.  The note is payable monthly with interest at the prime rate plus 5% and matures in August 2022.  The total interest rate adjustment over the life of the loan is limited to either 5% below or above the initial rate of 8.25%.

At December 31, 2005, the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount

2006	28,339
2007	29,715
2008	31,158
2009	32,671
2110	34,257
Thereafter	550,016

5.  MORTGAGE PAYABLE - THEME PARK

On November 8, 2004, the Company entered into an “Asset Purchase Agreement” with Ron Snider & Associates, Inc. to purchase animals and other park property for a theme park in Pine Mountain Georgia for   $700,000, with an extended closing date of June 13, 2005.  At closing the Company paid $350,000 and a promissory note for the balance.  The promissory note includes interest at 7.5% per annum and will be payable in eighty-three monthly installments of principle and interest of $5,368.  The Company also entered into a “Real Estate Purchase Agreement” with individuals and a partnership for the acquisition of the land underlying the theme park site, including the improvements, buildings, and fixtures for $4,000,000.  The Company paid $2,000,000 and a promissory note for $2,000,000 for the balance at closing.  The note for the purchase of the real property will bear interest at 7.5% per annum and will be payable in eighty-three monthly installments of principal and interest of $30,676.  Both notes are secured by a first priority Security Agreement on the assets and a first Security Deed on the real estate.

On November 17, 2005 Wild Animal Safari, Inc. (subsidiary) completed the refinancing of the debt incurred on June 13, 2005, above, in the acquisition of the Wild Animal Safari theme park from Ron Snider & Associates, Inc. and related entities. This refinancing was obtained from Commercial Bank & Trust Company of Troup County in LaGrange, Georgia. As a result of this refinancing, Ron Snider & Associates, Inc. and its affiliated entities were paid in full and the liens which were held by those entities against the Wild Animal Safari theme park assets were released. In place of the original seven year financing, which was provided by the Snider entities, there is now a loan due by Wild Animal Safari, Inc. to Commercial Bank & Trust.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

5.  NOTE PAYABLE - THEME PARK - continued

This new loan will be repaid in monthly installments based on a twenty year amortization schedule. The interest rate on the new loan is 7.75% for the first five years. The interest rate will be renegotiated at the end of the initial five years of the payment term on November 17, 2010, but as part of the refinancing the bank has agreed to extend the payment term for an additional fifteen years after November 17, 2010, subject to no default.  The new loan is secured by a first priority security agreement and a first priority security deed on the Wild Animal Safari theme park assets.

The old loan had a monthly payment of $30,767 and the new loan a monthly payment of $18,883.

 In addition, on November 17, 2005, Wild Animal Safari, Inc. (subsidiary) obtained a line of credit loan from Commercial Bank & Trust Company of Troup County for working capital purposes in the principal amount of $200,000.  This line of credit loan is renewable annually, subject to the satisfactory performance by Wild Animal Safari, Inc. under the terms of the line of credit. It is also secured by a lien on the Wild Animal Safari theme park assets.

At December 31, 2005, the scheduled future principal maturities for the note are as follows:

Year Ending
December 31	Amount

2006	55,001
2007	59,418
2008	64,190
2009	69,345
2110	2,047,862

6.  CAPITAL LEASES

During 1999, the Company entered into a lease agreement for gas pumping equipment that are classified as capital leases, and expire in 2006.

The future minimum lease payments under the capital leases together with the net present value of the minimum lease payments as of December 31, 2005 are as follows:

Year Ending
December 31	Amount

2006	$33,230
Less: Amount representing interest	(1,642)
Net present value of future minimum lease payments	$31,588

The amount necessary to reduce the future minimum lease payments to their net present value is calculated at the average interest rate implicit in the leases of 13.685% with a buyout amount of   $1.00.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

6.  CAPITAL LEASES - continued

The net present value of the minimum lease payments and other balances related to the capital leases are included in the accompanying financial statements as follows:

Leased equipment under capital lease
Original assets value	$223,728
Less: Accumulated amortization	(94,652)
Book value of leased assets	$129,076

7.  INVESTMENT INCENTIVE PROGRAM

In September 1999, the Company received $107,520 as an advance for the construction of a service station facility from Chevron’s Investment Incentive Program.   Under this program, the Company is required to sell 1,680,000 gallons (the “base volume”) of gasoline per year during the first four years of operation.  If the Company sells less than the base volume, a repayment is required equal to $.02 per gallon times the deficiency.  If the Company sells more than the base volume, the Company would receive an amount equal to $.02 per gallon times the excess with total payments including the initial advance not to exceed $160,000.  After four years, no minimum gallons are required, and no further adjustments are made to the incentive.  As of December 31, 2005, the Company had not sold the minimum gallons and has made repayments totaling $44,596 covering its sales deficiency through December 2005.

If the Company discontinues the sale of Chevron branded products during the ten-year period after the start of operations (September 1999), the incentive advances under this program are required to be reimbursed, less 1/120 of such advance for each month elapsed during the ten-year period.  Accordingly, the balance due under the incentive contract of $62,924 at September 2003 is being amortized on a straight line basis over the remaining term of the contract and is included in the Statement of Operations as a reduction to fuel cost of goods sold.

8.  CAPITAL STOCK

On September 27, 2004, the Company issued 2,984,400 private placement common shares for cash, and 2,059,200 warrants under a Purchase Agreements dated June 10, 2004.  Each warrant includes the right to purchase an additional common share at $.30 per share at any time within five years.

During June 2005 the Company completed an offering of 11,128,000 common shares for cash.  Included as part of the sale were warrants to purchase 11,128,000 common shares at any time before June 23, 2010 at an exercise price of $.35.  During June through December 2005 the Company issued 634,000 common shares for services and expenses at $.30.

On the date of this report none of the warrants had been exercised.

On December 24, 2003, the Company completed a reverse stock split of 6 outstanding shares for 1 share. This report has been prepared showing post split shares from inception.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

9.  SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Officer-director’s and their controlled entities have acquired 39% of the outstanding common stock of the Company, and during the year ended December 2005 the Company paid $169,480  in salaries to officers.

On December 31, 2005 the Company had made no interest, demand loans to affiliates of $3,197. The affiliation resulted by common officers of the affiliates and the Company.

Employment Agreements

On February 1, 2005, the Company entered into separate employment agreements with four officers which provides for base annual salaries of aggregate payments of $260,000, as compensation for the part-time employment of the officers until a second theme park is acquired.  Each agreement has a base term of  three  years effective retroactively as of February 1, 2005 and provides for base annual salaries of $120,000 to Larry Eastland, the president and CEO, $40,000 to Dale Van Voorhis, the CFO, and $60,000 to James Meikle, President of the Theme Park.   The agreements are renewable for additional period of two years, unless notice is given to the contrary.  Upon the acquisition of a second theme park, the salaries will increase to aggregate payments of $330,000 and provides for base annual salaries of respectively $170,000, $60,000, and $100,000.   With the acquisition of additional theme parks, salaries will be reviewed with consideration given to resulting increased work and responsibility.   Health insurance is provided in the form of a Blue Cross Plan for two officers and their families.

The president of the Company will receive an annual cash bonus based upon a percentage of our pre-tax income (as defined therein) for each fiscal year covered by the employment agreement at a percentage of 2%.  No bonus is payable unless the Company earns pre-tax income in excess of $500,000.  Each of the employment agreements also provides for the payment of additional severance compensation, in amounts based on a formula of not less than three times the executive’s then current base salary, at any time during the term when either of the following occurs: (i) the agreement is terminated by us without cause (as defined therein), or (ii) terminated by the executive due to a change in control (as defined therein).  These agreements also entitle the officers to participate in Stock Option Plans.  Upon hiring additional marketing personnel, we may enter into additional employment agreements, which we anticipate may contain similar terms to our existing employment agreements.’

Consulting agreement

The Company entered into a consulting agreement with Ronald E. Snider, former owner of the theme park, effective upon the acquisition of the park, which provides for the sum of $300,000 over three years in monthly installments of $8,333 of which $4,163 will be paid in cash and the balance in common stock.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

10.  ACQUISITION OF THEME PARK

Pursuant to its business plan to create a regional theme park in the Pine Mountain area of Georgia, the Company entered into purchase agreements for land and selected assets, from several sources, and created a Georgia Corporation with the name of “Wild Animal Safari, Inc.,” a wholly owned subsidiary of the Company, to receive the assets and to manage the theme park.  On November 8, 2004, the Company entered into an “Asset Purchase Agreement” with Ron Snider & Associates, Inc. to purchase animals and other park property for a theme park in Pine Mountain Georgia, with an extended closing date to June 13, 2005.  $50,000 and 50,000 shares of Company stock, valued at $12,500, were paid to extend the closing date. These amounts have been expensed.

The assets were purchased and recorded as follows.

Land	$1,742,500
Buildings	2,282,500
Equipment and animals	648,533
Inventory	26, 467
Total purchase price	$4,700,000

11.  CONTINGENCIES

Painted Desert (see organization above) owned or controlled properties on private and public lands in several states in the Western United States for purposes of exploring for and developing commercial mineral deposits. The Company’s efforts proved unsuccessful,   and as of December 31, 1995, the Company had abandoned all of its interests in mineral and mining properties.  The Company and its properties have been subject to a variety of federal and state regulations governing land use and environmental matters.  The Company accrues liabilities relating to environmental damages and claims only when it is probable that such liabilities exist and their amounts can be reasonably estimated.  During the 1970's, the Company held leasehold interests in two mining properties known as the Silver Strike Mine and the Blue Star Prospect located in Shoshone County of Northern Idaho, on which the Company participated in various exploration and mining activities.  The Silver Strike Mine and Blue Star Prospect claim areas are currently listed by the Environmental Protection Agency  as potentially contaminated sites and sources for potential contamination of drainages leading into the Coeur d’ Alone River Basin.  The Company has not received any notification of a pending action or proceeding against the Company relating to environmental damages it may be responsible for.  However, in recent years, certain other companies involved in mining activities on property interests upland of the Coeur d’ Alone River Basin have been identified as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and have entered into consent decrees with the EPA and the state of Idaho, concerning environmental remediation obligations and damages to natural resources in the Coeur D’Alene River Basin. As of December 31, 2005, the Company has not accrued any amounts for the potential liability associated with any environmental claims because any potential claim amount is undeterminable.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

12.  GOING CONCERN

The Company intends to continue the development of its business interests; however, there is insufficient working capital necessary to be successful in this effort and to service its debt which raises substantial doubt about its ability to continue as a going concern.

The Company and its subsidiaries have a negative current working capital which indicates an inability to operate for the coming year, however, its major source of income is from cash sales which will provide sufficient cash flow to service its current debt. The Company will need additional funding to acquire the new assets contemplated in the future.  During the second quarter 2005 the Company  received  additional  funding needed to complete the  purchase of a  theme park  thru the sale of private placement common stock and it will seek additional  equity and debt financing mechanisms, both public and private,   to be in a position to take advantage of its acquisition opportunities for the purchase of additional theme parks, however,  the Company will be able to operate  its divisions for the coming year from the proceeds of cash sales even if the funding necessary to complete the proposed acquisitions fails.

13.  EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock.  The following reconciles amounts reported in the financial statements.

	Years Ended
	2005	2004

Numerator
Net loss	$(836,673)	$(280,406)

Denominator
Weighted average number of common
shares outstanding (stated in 1,000's)
Basic	36,634	30,946
Warrants	13,187	13,187
Diluted	49,821	44,133

Net loss per common share
Basic	$(.02)	$-
Diluted	$-	$(.02)

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

14. OPERATING SEGMENT DISCLOSURE

Included in the following are the condensed   operating statements of Great American Family Parks, Inc. and CCC for the year ended December 31, 2005 and a theme park for the period June 13, to December 31, 2005.

GAFP is the administrative division that serves CCC and the theme park.

CCC, a wholly owned subsidiary of the Company, which operates a retail convenience center, including a Chevron gasoline station, and a convenience store in Nampa, Idaho.

Wild Animal Safari, Inc., a wholly owned subsidiary of the Company, operates a wild animal theme park located in Pine Mountain, Georgia.  The cost of sales shown for the theme park includes all direct costs, including supplies, park wages, animal food, truck expense, depreciation, and maintenance.

There were no inter-company operational transactions and no provision for income tax has been provided because a net operating loss carryforward is available to offset any profit.

	GAFP	CCC	Theme	Adjust-	Combined
			Park	ments

SALES	$-	$5,879	$1,099		$6,978

COST OF SALES	-	5,139	503		5,642
Gross Profit	-	740	596		1,336

EXPENSES

Administration	955	518	365		1,838
Depreciation and amortization	7	98	2		107
Interest	24	64	140		228
	986	680	507		2,173

NET PROFIT (LOSS) -before income tax	$(986)	$60	$89		$(837)

15.  PURCHASE OF FOOD FRANCHISES

The Company completed two franchise agreements for food sales which includes an initial payment of $10,000 and royalties of 7% of the sales, to continue for five years. The initial payment is being amortized to expense over five years.

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

16. PRO-FORMA OPERATING STATEMENTS

Included in the following are the unaudited, condensed, operating statements of the Company and its subsidiaries for the years ended December 31, 2005 and 2004 and the operations of Ron Snider & Associates, Inc. (Theme Park) for the period January 1, 2005 to June 13, 2005 and the year ended December 31, 2004 which are shown as if the acquisition of Ron Snider & Associates, Inc. had been completed at the beginning of the each year.  The operations of Ron Snider & Associates Inc. have been adjusted   to include depreciation and interest expenses as if its operations had been a division of the Company for the two periods.

Income (loss) per share amounts are based on outstanding shares of 44,946,537.

For the Year Ended December 31, 2005 - stated in 1,000's

	GAFP& Subs	Theme Park		Adjust- ments	Combined
SALES	$6,978	$802			$7,780

COST OF SALES	5,642	290			5,932
Gross Profit	1,336	512			1,848

EXPENSES
Administration	1,838	133			1,971
Depreciation and amortization	107	14	(1)	25	146
Interest	228	15	(2)	73	316

	2,173	162			2,433

NET PROFIT (LOSS) -before income tax	$(837)	$350			(585)

PROVISION FOR INCOME TAX -
deferred tax asset					198

NET LOSS					$(387)

INCOME (LOSS) PER SHARE					$(.01)

GREAT AMERICAN FAMILY PARKS, INC. and SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2005

________________________________________________________________________________________

16.  PRO-FORMA OPERATING STATEMENTS - continued

For the Year  Ended December 31, 2004 - stated in 1,000's

	GAFP& Subs	Theme Park		Adjust- ments	Combined
SALES	$4,610	$1,754			$6,364

COST OF SALES	4,021	629			4,650
Gross Profit	589	1,125			1,714

EXPENSES
Administration	716	264	(3)	80	1,060
Depreciation	101	72	(1)	6	179
Interest	52	35	(2)	141	228
	869	371			1,467

NET PROFIT (LOSS) -before income tax	$(280)	$754			247

PROVISION FOR INCOME TAX					84

NET PROFIT					$163

INCOME PER SHARE					-

Explanation of Adjustments

(1) Amount to increase depreciation on depreciable assets purchased for $2,778,500 - depreciation life 7 to 39 yrs.

(2) Amount to increase interest on debt assumed for the purchase of the theme park - loan amount of $2,350,000 at 7.5%

(3) Administrative - salaries for four additional administrative personnel

 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In February 2005, Great American Family Parks, Inc. (“Registrant”) and Aronson & Co. (“Aronson”) reached a mutual verbal agreement whereby Aronson & Co. would no longer serve as auditor for the 2003 fiscal year for the Registrant or its wholly-owned subsidiary, Crossroads Convenience Center, LLC. Aronson had previously issued a report on the financial statement of Crossroads Convenience Center, LLC as of and for the years ended December 31, 2002 and 2001. This decision was recommended and approved by Registrant’s Board of Directors.

During the two fiscal years ended December 31, 2002 and 2001, and through February 2005, (i) there were no disagreements between Registrant and Aronson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Aronson would have caused Aronson to make reference to the matter in its reports on Registrant’s financial statements, and (ii) Aronson’s reports on Registrant’s financial statements did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2002 and 2001 and through February, 2005, there were no reportable events as the term is described in Item 304(a)(1)(iv) of Regulation S-B, except that the Company did not provide sufficient documentation to support the accounting for the distribution of the stock of Great American Family Parks, Inc. The absence of such documentation would have resulted in the auditor’s report, had such report been issued, to refer to a limitation in the scope of their audit.

On February 7, 2005, Registrant engaged the firm of Madsen & Associates to serve as its independent registered public accountants for the fiscal year ending December 31, 2003.

During the two fiscal years ended December 31, 2004 and 2003, and through February 2005, the Company has not consulted with Madsen & Associates, LLC regarding either:

1.

The application of accounting principles to any specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrants’ financial statements, and neither a written report was provided to Madsen & Associates nor oral advice was provided that Madsen & Associates concluded was an important factor considered by Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.

Any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv) of Regulation S-B.

 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount

SEC Registration fee	$465.42
Accounting fees and expenses	25,000*
Legal fees and expenses	5,000*
Miscellaneous	30,465.42*

TOTAL	$30,465.42*

*Estimated

Item 26. Recent Sales of Unregistered Securities.

Except as set forth below, there were no sales of unregistered securities by Great American Family Parks, Inc. during the past three (3) years:

On August 10, 2006, we issued 250,000 shares of common stock to a former employee pursuant to a settlement agreement.

On August 10, 2006, we issued 330,000 shares of common stock for public and investor relations consulting services.

In May, 2006, we issued 100,000 shares of our common stock to an employee as consideration for guaranteeing a bank loan to our Crossroads subsidiary.

In April 2006, we issued, 5,000,000 shares of common stock to Larry Eastland, our Chairman, President, and Chief Executive Officer for the following reasons: (i) managing our day to day operations prior to our acquisition of the Wild Animal Safari theme park, during which time Mr. Eastland did not receive a salary, (ii) introducing us to fundraising opportunities, (iii) evaluating potential acquisition candidates, including arranging the acquisition of Wild Animal Safari, and (iii) advancing an aggregate of $250,000 to the Company to sustain its operations. We believe that these transactions were on terms as favorable as could have been obtained from unaffiliated third parties.

During the second quarter of our 2006 calendar year, we issued 750,000 shares of our common stock to John Runft for legal services rendered.

On June 24, 2005, the Company completed a private offering of common stock and warrants to accredited and institutional investors. The offering resulted in the sale of 11,128,000 shares of common stock and warrants to purchase 11,128,000 shares of our common stock for which the Company received a net sum of $3,338,400.

On June 13, 2005 the Company acquired the assets of Ron Snider & Associates, Inc. (aka Pine Mountain Wild Animal Park).  As part of that transaction, the Company paid 50,000 in shares at closing for the Third Extension of the two Agreements.  Additionally, the Company agreed to pay to Ron Snider personally 150,000 in shares as one half of a three year consulting contract, said shares to be paid at the beginning of each of the three years in three equal parts.  Also, as part of the purchase agreement, the Company paid to Jason Hutcherson and Philip Michael Miller 10,000 common shares each of the Company’s stock.

On September 28, 2004, the Company completed a private offering of common stock and warrants to accredited and institutional investors. The offering resulted in the sale of 1,716,000 shares of common stock and warrants to purchase 1,716,000 shares of our common stock for which the Company received a net sum of $363,583.

On December 23, 2003, Great American Family Parks completed the acquisition of all member interests in Crossroads Convenience Center, LLC from Great Western Parks LLC by the issuance of 27,067,000 shares of its common capital stock.

On December 19, 2003, we issued 600,000  shares of common stock to two individuals for consulting services.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Great American Family Parks or executive officers of Great American Family Parks, and transfer was restricted by Great American Family Parks in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Great American Family Parks, Inc., a Nevada corporation.

3.1

Articles of Incorporation of Great American Family Parks, Inc. dated July 17, 2002 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

3.2

Amended Articles of Incorporation of Great American Family Parks, Inc. dated January 26, 2004 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

3.3

Bylaws of Great American Family Parks, Inc. dated January 30, 2004 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

3.4

Great American Family Parks 2005 Stock Option Plan dated February 1, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

4.1

Unit Purchase Agreement, 2004 private placement, dated June 10, 2004 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

4.2

Common Stock Purchase Warrant, 2004 private placement (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

4.3

Registration Rights Agreement, 2004 private placement (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

4.4         Subscription Agreement and Investor Questionnaire, 2005 private placement (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

4.5

Common Stock Purchase Warrant, 2005 private placement (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

4.6

Registration Rights Agreement, 2005 private placement (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

5.1

Consent of Sichenzia Ross Friedman Ference LLP.

10.1

Stock Purchase Agreement between Great Western Parks, LLC and Royal Pacific Resources, Inc. dated  December 19, 2003 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.2

Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition dated November 8, 2004 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.3

Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition dated November 8, 2004 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.4

First Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition dated February 18, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.5

First Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition dated February 18, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.6

Second Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition dated May 2, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.7

Second Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition dated May 2, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.8

Third Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition dated May 31, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.9

Third Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition dated May 31, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.10

Fourth Amendment to Agreement for Purchase of Assets for Wild Animal Safari Park Acquisition dated June 13, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.11

Fourth Amendment to Real Estate Purchase Agreement for Wild Animal Safari Park Acquisition dated June 13, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.12

Consulting Agreement between Great American Family Parks, Inc. and National Financial Communications Corp.

 dated November 15, 2004 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.13

Agreement between Great American Family Parks, Inc. and Mark Wachs & Associates dated July 25, 2005 (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.14

Consulting Agreement between Great American Family Parks, Inc. and Ron Snider (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.15

Employment Agreement between Great American Family Parks, Inc. and Larry Eastland (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.16

Employment Agreement between Great American Family Parks, Inc. and James Meikle (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.17

Employment Agreement between Great American Family Parks, Inc. and Dale Van Voorhis (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.18

Employment Agreement between Great American Family Parks, Inc. and Jack Klosterman (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.19

Employment Agreement between Great American Family Parks, Inc. and Jason Hutcherson (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.20

Employment Agreement between Great American Family Parks, Inc. and Philip Michael Miller (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

10.21     Asset Purchase Agreement between Cross Convenience Center LLC and Idaho Center Chevron, Inc., effective as of October 31, 2006 (as incorporated by reference to the Form 8-K filed with the Securities & Exchange Commission on November 3, 2006).

16.1

Aronson & Company letter regarding change of accountants. (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on December 6, 2005).

21

List of Subsidiaries (as incorporated by reference to Form SB-2 filed with the Securities and Exchange Commission on August 4, 2005).

23.1      Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1).

23.2      Consent of Independent Certified Public Accountant – Madsen & Associates CPA’s Inc.

 UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Great American Family Parks, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized.

GREAT AMERICAN FAMILY PARKS, INC.

By: /s/ Larry L. Eastland

Name:  Larry L. Eastland

Title: President, Chief Executive Officer and

Chairman of the Board of Directors

(Principal Executive Officer)

By: /s/ Richard W. Jackson

Name:  Richard W. Jackson

Title: Chief Financial Officer

 (Principal Financial Officer)

 POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Larry Eastland his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2/A has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

By: /s/ Larry L. Eastland Larry L. Eastland	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 31, 2007

By: /s/ Richard W. Jackson Richard W. Jackson	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	January 31, 2007
By: ____________________ Jane Klosterman	Director
By: /s/ Tristan R. Pico Tristan R. Pico	Director	January 31, 2007
By:____________________ Christopher Eastland	Director
By: /s/ Jim Miekle Jim Miekle	Director	January 31, 2007
By: /s/ Jeff Lococo Jeff Lococo	Director	January 31, 2007